Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

ANADARKO E&P ONSHORE LLC

and

KERR-MCGEE OIL & GAS ONSHORE LP

collectively, as Seller

and

SN EF MAVERICK, LLC,

SN EF UNSUB, LP

and

AGUILA PRODUCTION, LLC

collectively, as Buyer

dated

January 12, 2017

i

7.1	Right of Termination	35
7.2	Effect of Termination	36
7.3	Return of Documentation and Confidentiality	38

ARTICLE VIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		38
8.1	Assumption by Buyer	38
8.2	Indemnities of Seller	39
8.3	Indemnities of the SN Parties	39
8.4	Indemnities of AcqCo	40
8.5	Indemnity for Certain Marketing Contracts	40
8.6	Limitation on Liability	40
8.7	Express Negligence	41
8.8	Exclusive Remedy	41
8.9	Indemnification Procedures	42
8.10	Survival	43
8.11	Waiver of Right to Rescission	44
8.12	Insurance	44
8.13	Amount of Losses	44
8.14	Non-Compensatory Damages	44
8.15	Assignments by any Buyer Party	45

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF SELLER		45
9.1	Organization, Existence and Qualification	45
9.2	Authority, Approval and Enforceability	46
9.3	No Conflicts	46
9.4	Consents	47
9.5	Bankruptcy	47
9.6	Foreign Person	47
9.7	Litigation	47
9.8	Material Contracts	47
9.9	No Violation of Laws	48
9.10	Preferential Purchase Rights/Tag Rights	49
9.11	Royalties	49
9.12	Imbalances	49
9.13	Current Commitments	49
9.14	Environmental	49
9.15	Taxes	49
9.16	Labor Matters	50
9.17	Employee Benefit Plans	50
9.18	Brokers’ Fees	50
9.19	Suspense Funds	51
9.20	Advance Payments	51
9.21	Plugging and Abandonment	51
9.22	Leases and Rights-of-Way	51
9.23	Permits	51

ARTICLE X REPRESENTATIONS AND WARRANTIES OF BUYER		51
10.1	Organization, Existence and Qualification	51
10.2	Authority, Approval and Enforceability	52
10.3	No Conflicts	52
10.4	Consents	52

10.5	Bankruptcy	52
10.6	Litigation	52
10.7	Financing	52
10.8	Regulatory	53
10.9	Independent Evaluation	53
10.10	Brokers’ Fees	54
10.11	Accredited Investor	54

ARTICLE XI CERTAIN AGREEMENTS		54
11.1	Conduct of Business	54
11.2	HSR Act	56
11.3	Governmental Bonds	56
11.4	Record Retention	57
11.5	[Intentionally Omitted	57
11.6	Non-Solicitation; No-Hire	57
11.7	Employee Matters	57
11.8	Compliance With Tag Right	59
11.9	Hedging	59
11.10	Financing	61
11.11	Financial Assurances	65
11.12	Successor Operator	66
11.13	NAESB Contracts	67
11.14	Tax Treatment	67
11.15	Assignment of Marketing Contracts	67

ARTICLE XII ACCESS; DISCLAIMERS		68
12.1	Access	68
12.2	Confidentiality	70
12.3	Disclaimers	70

ARTICLE XIII TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		72
13.1	Seller’s Title	72
13.2	Notice of Title Defects; Defect Adjustments	72
13.3	Casualty or Condemnation Loss	79
13.4	Consents to Assign	79

ARTICLE XIV ENVIRONMENTAL MATTERS		81
14.1	Notice of Environmental Defects	81
14.2	NORM, Wastes and Other Substances	84

ARTICLE XV MISCELLANEOUS		84
15.1	Exhibits and Schedules	84
15.2	Expenses and Taxes	84
15.3	Assignment	86
15.4	Preparation of Agreement	86
15.5	Publicity	86
15.6	Notices	86
15.7	Further Cooperation	88
15.8	Filings, Notices and Certain Governmental Approvals	88
15.9	Entire Agreement; Conflicts; No Third-Party Beneficiaries	88
15.10	Parties in Interest	89

15.11	Amendment	89
15.12	Waiver; Rights Cumulative	90
15.13	Conflict of Law Jurisdiction, Venue; Jury Waiver	90
15.14	Severability	91
15.15	Removal of Name	91
15.16	Like-Kind Exchange	91
15.17	Counterparts	91
15.18	No Recourse	92
15.19	Remedies	92
15.20	Waiver of Claims Against Debt Financing Sources	93
15.21	Buyer Party Representative	93
15.22	SN Parent Guaranty	94
15.23	Liability of SN Parties	94

LIST OF EXHIBITS AND SCHEDULES

APPENDICES:
Appendix A	—	Imbalance Procedures

EXHIBITS:
Exhibit A	—	Leases
Exhibit A-1	—	Wells (WI/NRI) and Allocated Values
Exhibit A-2	—	Future Wells (WI/NRI), Future Locations and Allocated Values
Exhibit A-3	—	Rights-of-Way
Exhibit A-4	—	Clear Springs System
Exhibit A-5	—	Certain Communication Equipment and other Assets
Exhibit B	—	Excluded Assets
Exhibit C-1	—	Form of SN Assignment
Exhibit C-2	—	Form of UnSub Assignment
Exhibit C-3	—	Form of AcqCo Assignment
Exhibit D	—	Form of Non-Foreign Affidavit
Exhibit E	—	Form of Seller’s Certificate
Exhibit F	—	Form of Buyer’s Certificate
Exhibit G	—	Form of Escrow Agreement
Exhibit H-1	—	Form of Springfield Gathering Assumption Agreement
Exhibit H-2	—	Form of Specified Midstream Assumption Agreement
Exhibit H-3	—	Form of Downstream Marketing Agreements Assumption Agreement
Exhibit H-4	—	Form of Specified Gathering Assumption Agreement
Exhibit I	—	Form of Core Sharing Agreement
Exhibit J	—	Form of Transition Services Agreement
Exhibit K	—	Form of Marketing Transition Services Agreement
Exhibit L	—	Target Formations
Exhibit M	—	Form of License
Exhibit N	—	Form of Development Agreement
Exhibit O	—	Form of JOA
Exhibit P	—	Debt Commitment Letters

Exhibit Q	—	Equity Commitment Letters
Exhibit R	—	Form of Blackstone Guaranty
Exhibit S-1	—	Form of Marketing Agency Agreement
Exhibit S-2	—	Form of Midstream Agency Agreement

SCHEDULES:
Schedule 1.1(a)	—	Seller Knowledge Persons
Schedule 1.1(b)	—	Marketing Contracts
Schedule 1.1(c)	—	Proportionate Share
Schedule 8.2	—	Certain Litigation
Schedule 9.4	—	Consents
Schedule 9.7	—	Litigation
Schedule 9.8(a)	—	Material Contracts
Schedule 9.8(b)	—	Material Contract Matters
Schedule 9.9	—	Violation of Laws
Schedule 9.11	—	Royalties, Etc.
Schedule 9.12	—	Imbalances
Schedule 9.13	—	Current Commitments
Schedule 9.14	—	Environmental
Schedule 9.15	—	Asset Taxes
Schedule 9.16(b)	—	Labor Matters
Schedule 9.17(b)	—	Employee Benefit Matters
Schedule 9.19	—	Suspense Funds
Schedule 9.21	—	Plugging and Abandoning
Schedule 9.23	—	Permits
Schedule 11.1	—	Conduct of Business
Schedule 11.3	—	Governmental Bonds
Schedule 11.7(a)	—	Available Employees
Schedule 11.9(a), Part I	—	SN Hedging Transactions
Schedule 11.9(a), Part II	—	AcqCo Hedging Transactions
Schedule 11.10(c)	—	Required Information Deadlines
Schedule 11.13	—	NAESB Contract Confirmations
Schedule 11.15(a)	—	Springfield Gathering Agreements
Schedule 11.15(b)	—	Specified Midstream Agreements
Schedule 11.15(d)	—	Specified Gathering Agreements
Schedule 13.4	—	Marketing Contracts Consents
Schedule 13.4(a)	—	Certain Consent Requirements
Schedule 13.4(d)	—	Obtained Consents

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of January 12, 2017 (the “Execution Date”), by and among ANADARKO E&P ONSHORE LLC, a Delaware limited liability company (“AEP”) and KERR-MCGEE OIL & GAS ONSHORE LP, a Delaware limited partnership (“KMOG” and collectively with AEP, “Seller”), and SN EF Maverick, LLC, a Delaware limited liability company (“SN”), SN EF UnSub, LP, a Delaware limited partnership (“UnSub”, and collectively with SN, the “SN Parties”), and Aguila Production, LLC, a Delaware limited liability company (“AcqCo”, and collectively with the SN Parties, “Buyer”, and each of SN, Unsub and AcqCo individually, a “Buyer Party”), and, solely for the purposes of Section 15.22 and Schedule 13.4(a), Sanchez Energy Corporation, a Delaware corporation (“SN Parent”). Each of Seller, on the one hand, and Buyer, on the other hand, are each a “Party”, and collectively the “Parties”.

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined) for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms.  Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.

“AAA” shall mean the American Arbitration Association.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“AcqCo” shall have the meaning set forth in the introductory paragraph of this Agreement.

“AcqCo Assignment” shall mean an Assignment and Bill of Sale, substantially in the form of Exhibit C-3, assigning from Seller to AcqCo the interest in the Assets as set forth therein, excluding the Marketing Contracts.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AEP” has the meaning set forth in the introductory paragraph of this Agreement.

“AESC” shall mean Anadarko Energy Services Company, a Delaware corporation.

“AFE” shall have the meaning set forth in Section 9.13.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person; provided, however, that the Western Gas Entities shall not be deemed to be Affiliates of Seller. The term “control” and its derivatives with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Value” shall have the meaning set forth in Section 3.8.

“Alternate Financing” shall have the meaning set forth in Section 11.10(e).

“Applicable Contracts” shall mean, excluding any Excluded Asset, all Contracts (a) to which any Seller is a party (or is a successor or assign of a party), (b) that pertain to any of the Assets, and (c) that will be binding on Buyer after the Closing, including Seller’s interest under the Production Marketing Agreements, but exclusive of any master service agreements, blanket agreements or similar Contracts that do not relate exclusively to the ownership or operation of the Assets.

“Assets” shall mean, collectively, all of Seller’s right, title and interest in and to the following, less and except the Excluded Assets:

(a)                                 the oil and gas leases described in Exhibit A (such interest in such leases, excluding the Excluded Assets, the “Leases”), together with any and all other rights, titles and interests of Seller in and to the lands covered or burdened thereby;

(b)                                 all wells (including all oil, gas, water, CO2, disposal or injection wells) located on any of the Leases or on any other lease or lands with which any Lease has been unitized, whether such wells are producing, shut-in or abandoned (such interest in such wells, including the wells set forth in Exhibit A-1, but excluding the Excluded Assets, the “Wells”);

(c)                                  all rights and interests in, under or derived from all unitization or pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (such interest in, under and derived from such agreements, the “Units”);

(d)                                 all Applicable Contracts;

(e)                                  all Rights-of-Way that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including the Rights-of-Way set forth in Exhibit A-3;

(f)                                   all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other Assets, that are primarily used or held for use in connection with the ownership, operation or development of the Leases, Wells, Units or other Assets, including pipelines, gathering systems (including the Clear Springs System described in Exhibit A-4), well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, water lines and related facilities, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Wells, Units or other Assets and including the communication equipment and other assets described in Exhibit A-5 (such interest in such equipment and other property, excluding the Excluded Assets, the “Personal Property”);

(g)                                  all Hydrocarbons attributable to the Leases, Wells or Units to the extent such Hydrocarbons (i) were produced from and after the Effective Time, or (ii) were in pipelines or in tanks above the pipeline sales connection, in each case, as of the Effective Time, and any unsold inventory of Gas products as of the Effective Time, and all Imbalances relating to the Assets regardless of the time of occurrence;

(h)                                 to the extent that they may be assigned, all Permits that are used or required in connection with the ownership or operation of the other Assets;

(i) except for any of the following data or information (including interpretations thereof) that may not be transferred without the consent of, or payment to, a Third Party, or the disclosure of which would violate a confidentiality agreement or similar arrangement with a Third Party (unless Buyer has obtained such consent, paid the applicable transfer fee and/or obtained a waiver of such violation), all non-proprietary geological and geophysical data relating to the Assets, including all confidential Well logs, gravitational data and reprocessed data and any interpretations thereof (such data, the “Third Party Data”); and

(j)                                    all files, records, maps, information and data that (i) relate to the ownership, operation or development of the Assets described above, and (ii) that are in Seller’s or its Affiliates’ possession, including: (A) land and title records (including abstracts of title, title opinions and title curative documents); (B) Applicable Contract files; (C) correspondence; (D) operations, environmental, health and safety, pipeline safety, production, accounting and Asset Tax records (other than to the extent relating to Seller’s business generally); and (E) production, facility and well records and data (including non-confidential logs); provided, however, that (1) those items referenced above in this sub-section (j) that are subject to a valid legal privilege (other than title opinions, Third Party environmental reports that have been prepared within three years of the Closing Date (but excluding any analyses by Seller, its Affiliates or any of its employees or agents of any such Third Party environmental reports), and any documents and instruments that primarily relate to or cover any Assumed Obligations assumed by Buyer at Closing) or to disclosure restrictions, provided that Seller has used commercially reasonable efforts to obtain waivers of such restrictions, (2) those items referenced above in this sub-section (j) that are not transferable without payment of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), and (3) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on Seller’s servers and networks relating to the foregoing items referenced in this sub-section (j), shall be excluded (the foregoing items, taking into account the exclusions listed above and any other Excluded Asset, collectively, the “Records”).

“Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental

Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.

“Assigned Rights” shall have the meaning set forth in Section 15.16.

“Assignment” shall mean the SN Assignment, UnSub Assignment, or AcqCo Assignment, as applicable.

“Assumed Obligations” shall have the meaning set forth in Section 8.1(a).

“Assumption Agreements” shall have the meaning set forth in Section 11.15(c).

“Available Employee” shall have the meaning set forth in Section 11.7(a).

“Available Liquidity” shall mean cash plus borrowing base available under a committed revolving credit facility plus any letter of credit for the benefit of Seller provided by the SN Parties or AcqCo, as applicable.

“BCP VII” shall mean Blackstone Capital Partners VII L.P.

“BEP II” shall mean Blackstone Energy Partners II L.P.

“Blackstone Guaranty” shall have the meaning set forth in Section 11.9(a).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Employee Liabilities” shall have the meaning set forth in Section 11.7(b).

“Buyer Hedging Party” shall mean SN or AcqCo, as applicable.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Buyer LOCs” shall have the meaning set forth in Section 15.18.

“Buyer Party” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Party Representative” shall have the meaning set forth in Section 15.21.

“Buyer’s Representatives” shall have the meaning set forth in Section 12.1(a).

“Buyer Security Documents” shall have the meaning set forth in Section 15.18.

“Carrier” shall mean all Persons providing gathering, pipeline, local distribution, purchase, marketing, storage, processing, treatment, sales, railroad, railcar, tank car and truck services relating to the transportation of Hydrocarbons, and any Person transporting Hydrocarbons of any nature, either upstream or downstream of the delivery points or locations made the subject of any Marketing Contracts.

“Cash Deposit Amount” shall mean an amount equal to 2.5% of the Purchase Price.

“Casualty Loss” shall have the meaning set forth in Section 13.3(b).

“Claim” shall have the meaning set forth in Section 8.9(b).

“Claim Notice” shall have the meaning set forth in Section 8.9(b).

“Clear Springs System” shall mean the gathering system depicted on Exhibit A-4 which has approximately 27 miles of pipeline and associated equipment and Rights-of-Way.

“Closing” shall have the meaning set forth in Section 6.1.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall mean the Equity Commitment Letters and Debt Commitment Letters.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of September 26, 2016, among Anadarko Petroleum Corporation and SN Parent.

“Contract” shall mean any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or Gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any Lease, Right-of-Way, Permit or other instrument creating, evidencing or assigning any interest in any Asset or any real property related to or used or held for use in connection with the operation of any Asset.

“Core Sharing Agreement” shall mean the Non-Exclusive Data Use License and Access Agreement between Seller and Buyer pertaining to the Assets and substantially in the form of Exhibit I.

“Counterparties” shall have the meaning set forth in Section 11.9(a).

“Cure Period” shall have the meaning set forth in Section 13.2(c)(ii).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.

“Cut-Off Date” shall have the meaning set forth in Section 2.3(b).

“Debt Commitment Letters” shall mean the executed commitment letters (together with all of its respective exhibits, schedules, annexes, supplements and amendments thereto) from the applicable Debt Financing Sources attached hereto as Exhibit P, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Debt Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide the applicable Buyer Party the portion of the Debt Financing set forth therein.

“Debt Financing” shall mean the debt financing set forth in the Debt Commitment Letters, pursuant to the terms of the Debt Commitment Letters, including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter.

“Debt Financing Sources” shall mean the lending parties to the Debt Commitment Letters.

“Defect Cure Escrow Amount” shall have the meaning set forth in Section 13.2(c)(i).

“Defect Deductible” shall mean 3% of the unadjusted Purchase Price.

“Defensible Title” shall mean such title of Seller to the Subject Wells that, as of the Effective Time and immediately prior to the Closing and subject to Permitted Encumbrances:

(a)                                 with respect to the Target Formation for each Subject Well, entitles Seller to receive during the entirety of the productive life of such Subject Well not less than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, without decrease throughout the productive life of such Subject Well except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth in Exhibit A-1 or Exhibit A-2, as applicable;

(b)                                 with respect to the Target Formation for each Subject Well, obligates Seller to bear during the entirety of the productive life of such Subject Well not more than the Working Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, without increase throughout the productive life of such Subject Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Subject Well, (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent such establishment or amendment is permitted under Section 11.1, and (iv) as otherwise expressly set forth in Exhibit A-1 or Exhibit A-2, as applicable; and

(c)                                  is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Deposit LC Amount” shall mean an amount equal to 2.5% of the Purchase Price.

“Deposit LOC” shall have the meaning set forth in Section 3.2.

“Development Agreement” shall mean the Development and Well Commitment Agreement between each Buyer Party and Seller pertaining to the Assets and substantially in the form of Exhibit N.

“Dispute Notice” shall have the meaning set forth in Section 3.6.

“DOJ” shall mean the Department of Justice.

“Downstream Marketing Agreements” shall means those agreements set forth on Schedule 1.1(b) that are not Midstream Contracts.

“Downstream Marketing Agreements Assumption Agreement” shall have the meaning set forth in Section 11.15(c).

“Effective Time” shall mean 12:01 a.m. (Prevailing Central Time) on July 1, 2016.

“Employee Benefit Plan” shall mean each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, termination, severance, retention or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, equity or equity-linked, retirement, savings, pension, health, dental, vision or life insurance, death benefit, retiree, welfare or other fringe benefit plan, program, agreement or arrangement, in each case, which is sponsored or maintained by Seller or any of its Affiliates for the benefit of any Available Employee.

“Encumbrance” shall mean any lien, security interest, pledge, charge, defect or other encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 14.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 14.1(a).

“Environmental Condition” shall mean (a) a condition, fact or circumstance with respect to the air, soil, subsurface, surface waters, ground waters or sediments that causes Seller with respect to any Asset not to be in compliance with any Environmental Law, or (b) the existence, with respect to the Assets or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury (in each case) where Remediation by Seller is presently required (or if known or confirmed, would be presently required) under Environmental

Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or Gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not, in each case, form the basis of an Environmental Condition, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (iii) except with respect to equipment (A) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (B) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Defect” shall mean, subject to Section 14.1(f), any Environmental Condition with respect to an Asset that is not set forth in Schedule 9.14.

“Environmental Defect Notice” shall have the meaning set forth in Section 14.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 14.1(a).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 14.1(c)(iv).

“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date relating to pollution or the protection of human health, safety and welfare and the environment, including those Laws relating to the generation, storage, handling, use, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and Gas well operators or recommended, but not required, by a Governmental Authority.

“Equity Commitment Letters” shall mean the executed commitment letters dated as of the Execution Date attached hereto as Exhibit Q (together with all of its respective exhibits, schedules, annexes, supplements and amendments thereto), from the applicable Equity Financing Sources and naming Seller as an express third party beneficiary, pursuant to which such Equity Financing Sources have committed subject only to the Financing Conditions set forth therein, to invest the portion of the Equity Financing set forth therein.

“Equity Financing” shall mean the investment of the cash amounts into the applicable Buyer Party(ies) set forth in the Equity Commitment Letters, pursuant to the terms of the Equity Commitment Letters.

“Equity Financing Sources” shall mean the investor parties to the Equity Commitment Letters.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Escrow Agent” shall mean JPMorgan Chase Bank, N. A.

“Escrow Agreement” shall mean the Escrow Agreement among Seller, Buyer and the Escrow Agent and substantially in the form of Exhibit G.

“Exchanging Party” shall have the meaning set forth in Section 15.16.

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial and tax records and other business records that relate to any Seller’s business generally (which may include information relating to the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) except to the extent relating to an Assumed Obligation for which Buyer is indemnifying Seller, all claims and causes of action of any Seller arising under or with respect to any Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds but excluding Imbalances); (d) subject to Section 13.3, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) except to the extent of the adjustments set forth in Section 3.3(a)(i), all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of any Seller or its Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Taxes paid by any Seller or its Affiliates attributable to any Tax period (or portion thereof) prior to the Effective Time, (ii) income Taxes paid by any Seller or its Affiliates or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers, network equipment and associated peripherals and telephone equipment (including cellular telephones); (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of any Seller that may be protected by an attorney-client privilege, other than title opinions, Third Party environmental reports that have been prepared within three years of the Closing Date (but excluding any analyses by Seller, its Affiliates or any of its employees or agents of any such Third Party environmental reports), and any documents and instruments that primarily relate to or cover any Assumed Obligations assumed by Buyer at Closing; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller has used its commercially reasonable efforts to have such confidentiality restrictions waived); (k) all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) Excluded Assets, except for any Imbalances; (l) documents prepared or received by any Seller, its Affiliates or any of its representatives with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by any Seller, its Affiliates or any of its representatives of any bids submitted by any prospective purchaser, (iv) correspondence between or among any Seller, its Affiliates or its representatives, on the one hand, and any prospective purchaser other than Buyer, on the other hand, and (v) correspondence between any Seller and any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) all offices, office leases and all office furniture, equipment and office supplies (in each case) located in or around such excluded offices or office leases; (n) except for the equipment and assets described in Exhibit A-5, all yards and all inventory and equipment located on or around such yards; (o) all vehicles and other rolling stock; (p) any assets that are excluded pursuant to the provisions of Section 13.2(d)(iii) or Section 14.1(c)(iii); (q) except to the extent relating exclusively to the ownership or operation of the Lease, Wells, Units or Right-of-Way, any master service agreements, blanket agreements, NAESB Contracts (other than the NAESB Contract Confirmations) or similar Contracts; (r) all assets held by Seller that are located downstream of the central production facilities, other than the Clear Springs System, including pipelines, facilities and easements; (s) the assets set forth on Exhibit B; (t) all assets of or related to any Employee Benefit Plan (whether or not held in trust); (u) except for the equipment and assets described in Exhibit A-5, all communication infrastructure, SCADA systems, wireless networks, communication generators and towers; (v) except to the extent transferrable to Buyer pursuant to subsection (i) of the definition of Assets, all Third Party Data and, subject to the License, all proprietary geological and geophysical data relating to the Assets, including all confidential Well logs, gravitational data and reprocessed data and any interpretations thereof; (w) subject to the Core Sharing Agreement, all Well cores; and (x) all fee minerals and overriding royalty interests.

“Execution Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Event” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Fee Letters” shall mean the fee letters that relate to the Debt Financing.

“Final Payment Date” shall have the meaning set forth in Section 3.6.

“Final Price” shall have the meaning set forth in Section 3.6.

“Final Settlement Statement” shall have the meaning set forth in Section 3.6.

“Financing” shall mean the Equity Financing and the Debt Financing.

“Financing Claim” shall mean any Claim, whether in law or in equity, whether in contract or tort or otherwise, any claim, action, proceeding or counterclaim by Seller or any of its Affiliates involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, any commitment to provide the Financing, the Debt Commitment Letter (or any New Debt Commitment Letter) or the Financing.

“Financing Conditions” shall mean (a) with respect to the Debt Financing, the conditions precedent set forth in Section 6 of the Debt Commitment Letters, and (b) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letters.

“Financing Sources” shall mean the Equity Financing Sources and the Debt Financing Sources.

“FTC” shall mean the Federal Trade Commission.

“Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 9.1, Section 9.2, Section 9.3, Section 9.5 and Section 9.18.

“Future Location” shall mean, for each Future Well identified on Exhibit A-2, the location for such Future Well set forth on the map contained on Exhibit A-2.

“Future Well” shall mean a well identified on Exhibit A-2 to be drilled in the future on a Future Location identified for such well on the map set forth on Exhibit A-2, to the extent such well is drilled to and within the Target Formation.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Gas” shall mean any mixture of hydrocarbons and non-combustible gases (in each case) in a gaseous state consisting primarily of methane.

“Gas Daily Average” shall mean the simple arithmetic average of the prices in US$ per MMBtu published for each applicable day of the applicable month by (a) the McGraw-Hill Companies, or its successor-in-interest, in Platts’ Gas Daily under the table “Daily Price Survey ($/MMBtu)” under the column labeled “Midpoint” (the “GDD”), or (b) another daily publication that is referenced in the Carrier’s tariff or in governing documents with respect to assessing Imbalance Charges, in either the case of (a) or (b) for the point(s)/zone(s) for which the Imbalances are attributable.  To the extent more than one point/zone is applicable, the simple arithmetic average of the prices published (e.g., GDD) for each applicable point/zone shall be utilized for the applicable day.

“GDD” shall have the meaning set forth in the definition of “Gas Daily Average”.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or arbitral or other governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 13.4(b).

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 14.2.

“Hedge Contract” shall mean any swap, forward, future or derivatives transaction or option or other similar Contract.

“Hedging Indemnities” shall have the meaning set forth in Section 11.9(e).

“Hedging Losses” shall mean (i) all costs and expenses payable to Third Parties of entering into (or unwinding, as set forth in Section 11.9) the Hedging Transactions, (ii) all costs and expenses payable to Third Parties related to transferring to, or novating in favor of, any Buyer Hedging Party, and (iii) all other losses, costs, expenses payable to Third Parties and other liabilities payable to Third Parties to the extent arising from or attributable to the Hedging Transactions.

“Hedging Transactions” shall have the meaning set forth in Section 11.9(a).

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” shall mean oil and Gas and other hydrocarbons (including NGLs) produced or processed in association therewith, or any combination thereof.

“Imbalances” shall mean to the extent relating to the Assets or any Hydrocarbons produced therefrom, any and all (a)  Well Imbalance, (b)  imbalance between the Hydrocarbons nominated by or scheduled for delivery and the Hydrocarbons actually delivered, (c)  imbalance assessed by a Carrier against a Person as a result of a Person’s failure to satisfy the Carrier’s requirements including any balancing, nomination or scheduling requirements or a violation of any volumetric conditions or orders imposed by a Carrier, (d)  imbalance attributed to or assessed on a Party under the terms of a Marketing Contract or (e) NGL Imbalances.

“Imbalance Charges” shall mean any fees, penalties, costs, charges, damages or expenses (whether cash or in-kind and regardless of whether based on volume delivery obligations, contractual damage formulas or otherwise) assessed as a result of any Imbalances.

“Indemnified Party” shall have the meaning set forth in Section 8.9(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.9(a).

“Indemnity Deductible” shall mean 3% of the unadjusted Purchase Price.

“Indemnity Obligations” shall mean a Party’s obligations to defend, indemnify, hold harmless and/or release a specified Person pursuant to the terms of this Agreement (including any limitations applicable thereto).

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 14.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 13.2(i).

“Infrastructure Side Letter” shall mean the letter agreement entered into by Buyer and Seller on even date herewith pertaining to separating certain communication infrastructure that relates to the Assets.

“JOA” has the meaning set forth in Section 13.4(b)(i).

“KMOG” has the meaning set forth in the introductory paragraph of this Agreement.

“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the Persons set forth on Schedule 1.1(a).

“Law” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, judgment, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in the definition of “Assets”.

“Liabilities” shall mean any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment, and (b) damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise, and including claims and liabilities (i) relating to conditions in the premises of any Person or (ii) which arise by reason of indemnification or assumption of liability contained in contracts or agreements (other than this Agreement or any Transaction Document) entered into by an Indemnified Party.

“License” shall mean the Non-Exclusive Seismic Date Use License by Seller or its Affiliate to Buyer of certain proprietary geological and geophysical information held by Seller or its Affiliate pertaining to the Assets, which license is substantially in the form of Exhibit M.

“Like-Kind Exchange” shall mean a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local tax Laws.

“Marketing Agency Agreement” shall mean that Retained Marketing Contracts Services Agreement in substantially the form of Exhibit S-1 to be entered into pursuant to the provisions of Section 1.2 of Schedule 13.4, if applicable.

“Marketing Contracts” shall mean each of AEP’s and AESC’s purchase, marketing (including production marketing agreements between AEP, AESC and Third Party working interest owners (the “Production Marketing Agreements”)), transportation, storage, processing, treatment and/or sales agreements (in each case) relating to the Assets or Hydrocarbons produced therefrom, all as is set forth on Schedule 1.1(b), excluding, however, the NAESB Contracts (other than the NAESB Contract Confirmations).  For the avoidance of doubt, “Marketing Contracts” includes all Downstream Marketing Agreements and Midstream Contracts.

“Marketing Hard Consent” shall have the meaning set forth in Schedule 13.4.

“Marketing Soft Consent” shall have the meaning set forth in Schedule 13.4.

“Marketing Transition Services Agreement” shall mean the Marketing Transition Services Agreement between AESC, Seller and SN substantially in the form of Exhibit K.

“Material Adverse Effect” shall mean, with respect to Seller, any change, inaccuracy, effect, event, result, occurrence, condition, fact or circumstance (each, an “Event”) that has had or would be reasonably likely to have, individually or in the aggregate with all other Events (whether foreseeable or not and whether covered by insurance or not), a material adverse effect on the (a) ownership or operation of the Assets, taken as a whole and as currently owned and operated as of the Execution Date, or (b) ability of any Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from:  (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) conditions (or changes in such conditions) generally affecting the oil and gas exploration and production industry, whether as a whole or specifically in any area or areas where the Assets are located; (iv) Casualty Losses; (v) orders, actions or failures to act of Governmental Authorities, except to the extent arising out of Seller’s action or inaction; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Buyer or (B) as expressly permitted or prescribed hereunder pursuant to Section 11.1; (viii) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement without cost to Buyer; (ix) a change in Laws or in GAAP interpretation from and after the Execution Date; (x) reclassification or recalculation of reserves in the ordinary course of business; and (xi) natural declines in well performance.

“Material Contract” shall have the meaning set forth in Section 9.8(a).

“Midstream Agency Agreement” shall mean that Retained Midstream Contracts Services Agreement in substantially the form of Exhibit S-2 to be entered into pursuant to the provisions of Section 1.4 of Schedule 13.4, if applicable.

“Midstream Contracts” shall mean those agreements on Schedule 1.1(b) that are identified as “Midstream” agreements.

“Midstream Hard Consent” shall have the meaning set forth in Schedule 13.4.

“Midstream Soft Consent” shall have the meaning set forth in Schedule 13.4.

“NAESB Contract” shall mean any of those contracts referenced in a NAESB Contract Confirmation described in Schedule 11.13.

“NAESB Contract Confirmations” shall mean those confirmations described in Schedule 11.13.

“NAESB Contract Counterparties” shall have the meaning set forth in Section 11.13.

“Net Revenue Interest” shall mean, with respect to any Subject Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Subject Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“New Debt Commitment Letter” shall have the meaning set forth in Section 11.10(e).

“NGL Imbalances” shall mean the imbalances relating to the Assets or the Hydrocarbons produced therefrom attributed to (i) any differences in the total volumes of NGLs delivered to a Carrier of NGLs for transport attributed to AESC’s account and the total volume of NGLs delivered by such Carrier attributed to AESC’s account after transport by such Carrier, including the individual components within such total volumes, and (ii) the difference in the component composition of NGLs delivered to the Carriers of NGLs for transport and the component composition of such NGLs delivered by such Carriers to the delivery point after transportation.

“NGLs” shall mean the unfractionated mixture of liquid hydrocarbons processed from Gas.

“NORM” shall mean naturally occurring radioactive material.

“Obligations” shall have the meaning set forth in Section 15.22.

“Outside Date” shall mean March 31, 2017.

“Overhead Costs” shall mean an amount equal to $508,000 per month.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Party Affiliate” shall have the meaning set forth in Section 15.18.

“Permit” shall mean any permits, licenses, authorizations, registrations, consents or approvals granted or issued by any Governmental Authority.

“Permitted Encumbrances” shall mean:

(a)                                 the terms and conditions of all Leases (and any other instrument creating or assigning any interest in any Lease) and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases, other instrument and burdens does not operate to reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Subject Well to an amount less than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, and does not obligate Seller to bear a Working Interest with respect to the Target Formation in any Subject Well in any amount greater than the Working Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable (unless the Net Revenue Interest for the Target Formation in such Subject Well is greater than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);

(b)                                 the terms and conditions of the Rights-of-Way included in the Assets;

(c)                                  preferential rights to purchase, consents to assignment and other similar restrictions;

(d)                                 liens for Taxes or assessments (i) not yet due or delinquent or (ii) if delinquent, which are being contested in good faith by or on behalf of Seller and disclosed in Schedule 9.15;

(e)                                  Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(f)                                   conventional rights of reassignment upon final intention to abandon or release any of the Assets;

(g)                                  such Title Defects as Buyer may have waived (whether in writing or pursuant to Section 13.2(a) or the proviso in Section 13.2(d));

(h)                                 all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority:  (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(i)                                     rights of a common owner of any interest in Rights-of-Way or Permits held by Seller and such common owner as tenants in common or through common ownership;

(j)                                    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment, to the extent, individually or in the aggregate, such rights would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used;

(k)                                 vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of Seller;

(l)                                     liens created under Leases or Rights-of-Way included in the Assets or operating agreements or production sales contracts or by operation of Law in respect of obligations that are not yet due or delinquent or, if delinquent, which are being contested in good faith by or on behalf of Seller;

(m)                             any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)                                 any matters referenced in Exhibit A, Exhibit A-1, Exhibit A-2, or Exhibit A-3, and specifically identified as a Permitted Encumbrance;

(o)                                 any obligations or duties affecting the Assets to any municipality or public authority, including any zoning and planning ordinances and municipal regulations;

(p)                                 the terms and conditions of the Material Contracts, if the net cumulative effect of such Material Contracts does not operate to (i) reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Subject Well to an amount less than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, or (ii) obligate Seller to bear a Working Interest with respect to the Target Formation in any Subject Well in any amount greater than the Working Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);

(q)                                 the terms and conditions of this Agreement;

(r)                                    the litigation, suits and proceedings set forth in Schedule 9.7;

(s)                                   any matter that would not be considered a Title Defect under the definition of “Title Defect” in this Agreement; and

(t)                                    all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting any of the Assets that, individually or in the aggregate, (i) do not reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Subject Well to an amount less than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, (ii) do not obligate Seller to bear a Working Interest with respect to the Target Formation in any Subject Well in any amount greater than the Working Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest) and (iii) do not materially impair the operation or use of any of the Assets as currently operated and used.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in the definition of “Assets”.

“Post-Closing Tax Return” shall have the meaning set forth in Section 15.2(d).

“Pre-Closing Tax Return” shall have the meaning set forth in Section 15.2(d).

“Preferential Purchase Right” shall mean each preferential purchase right, right of first refusal or similar right pertaining to an Asset and the transactions contemplated hereby.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Production Marketing Agreements” shall have the meaning set forth in the definition of “Marketing Contracts.”

“Property Costs” shall mean all costs and expenditures (including operating costs, capital expenditures, and all insurance premiums or any other costs of insurance attributable to Seller’s or its Affiliates’ insurance and to coverage periods from and after the Effective Time but excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments and all Taxes), in each case, incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged by Third Parties with respect to the operation of any of the Assets by such Third Parties under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage or violation of any Law, (b) obligations to plug wells and dismantle or decommission facilities, (c) the curing of any Title Defect (which Title Defect was timely raised by Buyer pursuant to a Title Defect Notice) or Remediation of any Environmental Condition under applicable Environmental Laws (which Environmental Condition was timely raised by Buyer as an Environmental Defect pursuant to an Environmental Defect Notice), (d) obligations with respect to Imbalances, (e) any Transferred Employees, (f) any Retained Obligations, (g) curing any breach of Seller’s representations or warranties prior to Closing or (h) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense.

“Proportionate Share” shall mean, as to each Buyer Party, the respective proportionate share set forth for such Buyer Party on Schedule 1.1(c).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Qualifying Party” shall have the meaning set forth in Section 15.16.

“Records” shall have the meaning set forth in the definition of “Assets”.

“Remediation” shall mean, with respect to an Environmental Condition, the response required or allowed under Environmental Laws that completely addresses and resolves (for current and future use in the same manner as being currently used) the identified Environmental Condition in its entirety at the lowest cost (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws.  “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and completely addresses and resolves (for current and future use in the same manner as being currently used) the identified Environmental Condition in its entirety.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to Seller’s interest) of the Remediation of such Environmental Condition; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s or its Affiliates’ employees, or if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities notwithstanding the existence of an Environmental Condition), (c) overhead costs of Buyer or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the Remediation action is being undertaken, or (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law.

“Required Financial Information” shall mean the information described in Schedule 11.10(c).

“Required Liquidity Ratio” shall have the meaning given to such term in the definition of “Target Available Liquidity.”

“Retained Downstream Marketing Agreements” shall have the meaning set forth in Schedule 13.4.

“Retained Employee Liabilities” shall have the meaning set forth in Section 11.7(b).

“Retained Midstream Contracts” shall have the meaning set forth in Schedule 13.4.

“Retained Obligations” shall have the meaning set forth in Section 8.1(b)(iii).

“Rights-of-Way” shall mean, excluding any Excluded Asset, all permits, licenses, servitudes, easements, fee surface, surface leases, other surface rights and rights-of-way used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“Royalties” shall mean royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Scheduled Closing Date” shall have the meaning set forth in Section 6.1.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Asset Marketing Agreements” shall have the meaning set forth in Section 15.18.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“SN” shall have the meaning set forth in the introductory paragraph of this Agreement.

“SN Assignment” shall mean an Assignment and Bill of Sale, substantially in the form of Exhibit C-1, assigning from Seller to SN the interest in the Assets as set forth therein, excluding the Marketing Contracts.

“SN NAESB Contracts” shall have the meaning set forth in Section 11.13.

“SN Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.

“SN Parent Guaranty” shall have the meaning set forth in Section 15.22.

“SN Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Specified Gathering Agreements” shall have the meaning set forth in Section 11.15(d).

“Specified Gathering Assumption Agreement” shall have the meaning set forth in Section 11.15(d).

“Specified Midstream Agreements” shall have the meaning set forth in Section 11.15(b).

“Specified Midstream Assumption Agreement” shall have the meaning set forth in Section 11.15(b).

“Springfield Gathering Agreements” shall have the meaning set forth in Section 11.15(a).

“Springfield Gathering Assumption Agreement” shall have the meaning set forth in Section 11.15(a).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Title Defect” shall have the meaning set forth in Section 13.2(c)(i).

“Subject Well” shall mean a Well or a Future Well, as the context requires.

“Suspense Funds” shall mean all funds held by any Seller in suspense related to proceeds of production and attributable to Third Parties’ interests (including working interests, royalties, overriding royalties, and other burdens on production) in the Assets or Hydrocarbon production from the Assets, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders, funds suspended for title or other defects, and for any other reason.

“Tag Right” shall have the meaning set forth in Section 9.10.

“Tag Right Interests” shall have the meaning set forth in Section 9.10.

“Target Available Liquidity” shall mean, (a) until the 5th anniversary of the Closing Date, $35,000,000 and (b) after the 5th anniversary of the Closing Date, the product of (i) $35,000,000 multiplied by (ii) the quotient of (1) the number of Wells producing as of the Closing Date that remain producing or are not producing but have not been plugged and abandoned as of the applicable date of determination divided by (2) the number of Wells producing as of the Closing Date (such quotient, the “Required Liquidity Ratio”).

“Target Formation” shall mean (a) with respect to each Well, the interval from which such Well is producing and (b) with respect to each Future Well, the “Eagle Ford” (being the stratigraphic equivalent interval from 7,676 feet TVD to 8,023 feet TVD as seen in the Gamma Ray log for the Briscoe Catarina Ranch #1 well (located in Dimmit County, API# 4212733398), which log is shown in Exhibit L) or the “Pearsall” (being the stratigraphic equivalent interval from 11,657 feet TVD to 12,296 feet TVD as seen in the Gamma Ray log for the Briscoe Catarina Ranch # 1 well (located in Dimmit County, API# 4212733398), which log is shown in Exhibit L).

“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Allocation” shall have the meaning set forth in Section 3.9.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Partnership” shall mean the tax partnership created under that certain Maverick Basin Area Participation Agreement dated effective January 1, 2011 by and among Seller and Eagle Ford TX LP, a Texas limited partnership.

“Tax Returns” shall mean any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Data” shall have the meaning set forth in the definition of “Assets”.

“Title Arbitrator” shall have the meaning set forth in Section 13.2(j).

“Title Benefit” shall mean with respect to the Target Formation for any Subject Well, any right, circumstance or condition existing as of the Effective Time or immediately prior to Closing that operates to increase the Net Revenue Interest of Seller with respect to the Target  Formation in any Subject Well above that shown for such Subject Well in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest with respect to the Target Formation in such Subject Well above that shown in Exhibit A-1 or Exhibit A-2, as applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 13.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 13.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 13.2(b).

“Title Claim Date” shall have the meaning set forth in Section 13.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:

(a)                                 defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)                                 defects in the chain of title consisting of the failure to recite marital status in a document, unless Buyer provides affirmative evidence that such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Assets;

(c)                                  defects or irregularities resulting from or related to successors, heirship, estate, or probate proceedings, or the lack thereof, unless Buyer provides affirmative evidence that such defect, irregularity or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(d)                                 defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or run sheet which documents shall be included in a Title Defect Notice and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(e)                                  defects based upon the failure to record any state Leases or Rights-of-Way included in the Assets or any assignments of interests in such Leases or Rights-of-Way included in the Assets in any applicable county records, unless such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(f)                                   defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and could reasonably be expected to result in another Person’s actual and superior claim of title to the relevant Lease or Well;

(g)                                  defects that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that could not reasonably be expected to affect the validity or enforceability of the underlying Lease;

(h)                                 defects based solely on:  (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party and which document is dated earlier than January 1, 1960; or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(i)                                     any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(j)                                    in the case of a Future Well, any Permits, Rights-of-Way, renewals or extensions of any of the Leases, unit designations, production and drilling units, or production sharing arrangements or waivers of any applicable regulations or rules of Governmental Authorities (and any consent of the applicable lessor thereto, if required), (in each case) not yet obtained, formed or created;

(k)                                 defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith, unless Buyer provides affirmative evidence that such cessation of production, insufficient production or failure to conduct operations gives rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;

(l)                                     defects or irregularities related to the lack of pooling or unitization clauses in any lease unless such lease is included in a Unit, and a Well is located on such lease;

(m)                             liens burdening a lessor’s interest in any Lease or a grantor’s interest in any Right-of-Way unless (i) foreclosure proceedings have commenced with respect to any such lien and (ii) in such case, (A) such lien has not been subordinated to the Assets affected thereby and (B) such lien was perfected prior to the effective date of the applicable leasehold interest or Right-of-Way;

(n)                                 defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription;

(o)                                 defects or irregularities resulting from lack of survey or failure to have a metes and bounds description, unless such survey or such description is required by Law;

(p)                                 defects or irregularities resulting from the failure to record releases of liens, mortgages or production payments (in each case) that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations; and

(q)                                 any Encumbrance or loss of title affecting ownership interests in formations other than the Target Formation.

“Title Defect Amount” shall have the meaning set forth in Section 13.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 13.2(a).

“Title Defect Property” shall have the meaning set forth in Section 13.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 13.2(d)(ii).

“Transaction Documents” shall mean those documents executed and delivered pursuant to or in connection with this Agreement, including the Infrastructure Side Letter.

“Transition Termination” shall have the meaning set forth in Section 11.15.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(b).

“Transferred Employee” shall have the meaning set forth in Section 11.7(a).

“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Buyer substantially in the form of Exhibit J.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in the definition of “Assets”.

“UnSub” shall have the meaning set forth in the introductory paragraph of this Agreement.

“UnSub Assignment” shall mean an Assignment and Bill of Sale, substantially in the form of Exhibit C-2, assigning from Seller to UnSub the interest in the Assets as set forth therein, excluding the Marketing Contracts.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of any Seller therein and the shares of production from the relevant Well to which such Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in the definition of “Assets”.

“Western Gas Entities” shall mean Western Gas Equity Holdings, LLC, Western Gas Equity Partners, LP, Western Gas Holdings, LLC, Western Gas Partners, LP, and the direct and indirect subsidiaries of Western Gas Partners, LP.

“Willful Breach” shall mean, with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant applicable to such Party.

“Working Interest” shall mean, with respect to any Subject Well, the interest in and to such Subject Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Subject Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2                               References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

ARTICLE II
PURCHASE AND SALE

2.1                               Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, the Assets.  The Assets shall be allocated among the Buyer Parties as set forth in the Assignments, and the Buyer Parties shall pay for the Assets in their respective Proportionate Shares.

2.2                               Excluded Assets.  Seller shall reserve and retain all of the Excluded Assets.

2.3                               Revenues and Expenses.

(a)                                 Subject to Section 2.3(b), Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Property Costs, in each case, attributable to the period of time prior to the Effective Time.  Subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Property Costs, in each case, from and after the Effective Time.  Subject to Section 2.3(b) and Section 15.2(b), all Property Costs that are:  (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is entirely or in part responsible under the terms of this Section 2.3.

(b)                                 From and after the agreement (or deemed agreement) by the Parties of the Final Settlement Statement, each Party shall account to the other Party with respect to proceeds and Property Costs not taken into account in connection with the Preliminary Settlement Statement or the Final Settlement Statement (in each case) in accordance with the principles set forth in Section 2.3(a) until the first annual anniversary of the Closing Date (the “Cut-Off Date”).  From and after the Cut-Off Date, there shall be no adjustment for, or obligation to pay or account for, any proceeds or Property Costs between the Parties and Seller shall have no further liability for any Property Costs.

ARTICLE III
PURCHASE PRICE

3.1                               Purchase Price.  The aggregate purchase price for the Assets shall be $2,275,000,000.00 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by to Buyer in the Preliminary Settlement Statement).

3.2                               Deposit.  Concurrently with the execution of this Agreement, (a) the SN Parties have deposited by wire transfer in same day funds with AEP to hold for the benefit of Seller an amount equal to the Cash Deposit Amount and (b) AcqCo has delivered an irrevocable letter of credit (the “Deposit LOC”) to AEP to hold for the benefit of Seller guaranteeing an amount equal to the Deposit LC Amount (such amounts in clauses (a) and (b), collectively, the “Deposit”).  The Deposit will be held by AEP on behalf of Seller pursuant to the terms of this Section 3.2 and Section 7.2.  If Closing occurs, the Cash Deposit Amount shall be applied toward the Purchase Price and AEP shall return the Deposit LOC to AcqCo.

3.3                               Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)                                 The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)                                     an amount equal to the value of all (A) Hydrocarbons attributable to the Assets in pipelines or in tanks above the pipeline sales connection, in each case, as of the Effective Time, plus (B) the unsold inventory of Gas products attributable to the Assets as of the Effective Time, in each case such value to be based upon the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), less (1) amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and (2) severance Taxes deducted by the purchaser of such production.

(ii)                                  to the extent paid by Seller or its Affiliates and attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), an amount equal to all Property Costs (other than Overhead Costs which are covered in Section 3.3(a)(v) below) and all (A) royalties or other burdens upon, measured by or payable out of proceeds of production, (B) rentals and other lease maintenance payments, (C) costs of Lease renewals and extensions of the Leases, (D) costs of acquiring necessary Rights-of-Way, and (E) Asset Taxes, in each case net of any sales, excise or similar Taxes in connection therewith reimbursed or reimbursable to Seller or its Affiliates, as applicable, by any Third Party purchaser;

(iii)                               an amount equal to any upward adjustments to the Purchase Price for any Imbalances as determined pursuant to the procedures set forth in Appendix A;

(iv)                              the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.2(b) but paid or payable by Seller;

(v)                                 Overhead Costs attributable to the period from the Effective Time up to the Closing;

(vi)                              if Seller or any of its Affiliates is the operator under an operating agreement covering any of the Assets, an amount equal to the costs and expenses paid by Seller (or its Affiliates) on behalf of other joint interest owners of such Asset that are attributable to operations or actions to be conducted pursuant to such operating agreement with respect to the periods from and after the Effective Time, whether paid before or after the Effective Time;

(vii)                           all amounts paid by Seller under any Hedging Transactions between the Execution Date and Closing; and

(viii)                        any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)                                 The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)                                     an amount equal to all proceeds received by Seller or its Affiliates as the owner of the Assets and that are attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing, including the sale of Hydrocarbons produced from the Assets or allocable thereto, net of any sales, excise or similar Taxes in connection therewith not reimbursed or reimbursable to Seller or its Affiliates, as applicable, by a Third Party purchaser;

(ii)                                  subject to Section 13.2(i), if Seller makes the election under Section 13.2(d)(i) with respect to any uncured Title Defect, the Title Defect Amount with respect to such Title Defect;

(iii)                               subject to Section 14.1(e), if Seller makes the election under Section 14.1(c)(i) with respect to any uncured Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(iv)                              the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 13.2(d)(iii) or Section 14.1(c)(iii);

(v)                                 the amount of all Asset Taxes prorated to Seller in accordance with Section 15.2(b) but paid or payable by Buyer;

(vi)                              an amount equal to any downward adjustments to the Purchase Price for any Imbalances as determined pursuant to the procedures set forth in Appendix A;

(vii)                           all proceeds received by Seller under any Hedging Transactions between the Execution Date and Closing; and

(viii)                        any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.4                               Adjustment Methodology.  When available, actual figures will be used for the determination of adjustments to the Purchase Price at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6.

3.5                               Preliminary Settlement Statement.  Not less than 5 Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount, together with any Defect Cure Escrow Amounts and the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 6.3(d). Within 2 Business Days of receipt of the Preliminary Settlement Statement, (a) Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement and (b) SN will deliver to Seller written notice of the amount of the Adjusted Purchase Price payable by each Buyer Party at Closing (which shall be based on each Buyer Party’s Proportionate Share and the portion of the Assets acquired by such Buyer Party). The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at

Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5.

3.6                               Final Settlement Statement.  On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses attributable to the Assets during the period from and after the Effective Time until Closing and that takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price, less the Defect Cure Escrow Amounts. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Buyer’s failure to deliver to Seller a Dispute Notice detailing proposed changes to any of the adjustments in the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the adjustments set forth in the Final Settlement Statement delivered by Seller and any further changes to any of the adjustments set forth in the Final Settlement Statement shall be deemed waived by Buyer, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement shall prevail. If Buyer does deliver a Dispute Notice then, except for the adjustment changes raised by Buyer in such Dispute Notice, all other changes to any of the adjustments set forth in the Final Settlement Statement shall be deemed waived by Buyer, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement shall prevail. If the final Purchase Price less the Defect Cure Escrow Amounts set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or deemed agreed pursuant to the foregoing (or determined by the Accounting Arbitrator pursuant to Section 3.7), the Final Settlement Statement and such final Adjusted Purchase Price, less the Defect Cure Escrow Amounts (the “Final Price”), shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price (less the Defect Cure Escrow Amounts) as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party (which, if due by Buyer, SN shall notify Seller in writing of the amount of such difference owed by each Buyer Party based on such Buyer Party’s Proportionate Share and the portion of the Assets acquired by such Buyer Party), and on or before the date that is 10 days following agreement or deemed agreement (or determination by the Accounting Arbitrator, as applicable) (such date, the “Final Payment Date”) to the owed Party (which, if owed to Buyer, SN shall notify Seller in writing of the amount of such difference to be paid to each Buyer Party based on such Buyer Party’s Proportionate Share and the portion of the Assets acquired by such Buyer Party). In addition, on or before the Final Payment Date, Seller shall transfer to Buyer all Suspense Funds. All amounts paid or transferred pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.7                               Disputes.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Houston, Texas office of Grant Thornton LLP or such other Person as the Parties may mutually select (provided that if Grant Thornton LLP refuses to serve as Accounting Arbitrator and the Parties are unable to mutually agree upon an alternative Accounting Arbitrator, then the Houston office of the AAA shall choose such Accounting Arbitrator (Grant Thornton LLP or such other Person agreed to by the Parties or chosen by the AAA, the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller.

3.8                               Allocation of Purchase Price / Allocated Values.  Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets as set forth in Exhibit A-1 and Exhibit A-2, as applicable. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset in Exhibit A-1 or Exhibit A-2, as applicable, and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller also agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.8, and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

3.9                               Tax Allocation.  Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and, to the extent allowed by applicable Law, in a manner consistent with the Allocated Values, within thirty (30) days after the delivery of the Final Settlement Statement pursuant to Section 3.6. If the Parties reach an agreement with respect to such allocation (as agreed, the “Tax Allocation”), (i) the Parties shall update the Tax Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Tax Allocation on all Tax Returns (including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed, if applicable, separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code), and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Tax Allocation unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE IV
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:

4.1                               Representations.  Each of the representations and warranties of Seller set forth in Article IX shall be true and correct in all respects on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

4.2                               Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

4.3                               No Legal Proceedings.  No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

4.4                               Title Defects, Environmental Defects, and Casualty Losses.  The sum of (a) all Title Defect Amounts for Title Defects for which Seller has elected the remedy under Section 13.2(d)(i) (such amount as determined by Seller in good faith pursuant to Section 13.2(g), unless otherwise agreed to by the Parties), plus all Remediation Amounts for Environmental Defects for which Seller has elected the remedy under Section 14.1(c)(i) (such amount as determined by Seller in good faith pursuant to Section 14.1(a), unless otherwise agreed to by the Parties), less the sum of all Title Benefit Amounts (such amount as determined by Buyer in good faith pursuant to Section 13.2(h), unless otherwise agreed to by the Parties), plus (b) the Allocated Values of the Assets for which Seller has elected the remedy under Section 13.2(d)(iii) or Section 14.1(c)(iii), as applicable, plus (c) the value of all Casualty Losses that occur after the Execution Date but prior to the Closing Date (net of any sums paid to Seller by Third Parties in respect of such Casualty Losses and such value as determined by Seller in good faith, unless otherwise agreed to by the Parties), shall be less than 15% of the Purchase Price.

4.5                               HSR Act.  If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

4.6                               Closing Certificate.  Seller shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit E, certifying that the conditions set forth in Section 4.1 and Section 4.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

4.7                               Closing Deliverables.  Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 6.3.

ARTICLE V
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:

5.1                               Representations.  Each of the representations and warranties of Buyer set forth in Article X (a) that are qualified by materiality or material adverse effect shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date) and (b) that are not described in clause (a) above shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date).

5.2                               Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

5.3                               No Legal Proceedings.  No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

5.4                               Title Defects, Environmental Defects, and Casualty Losses.  The sum of (a) all Title Defect Amounts for Title Defects for which Seller has elected the remedy under Section 13.2(d)(i) (such amount as determined by Seller in good faith pursuant to Section 13.2(g), unless otherwise agreed to by the Parties), plus all Remediation Amounts for Environmental Defects for which Seller has elected the remedy under Section 14.1(c)(i) (such amount as determined by Seller in good faith pursuant to Section 14.1(a), unless otherwise agreed to by the Parties), less the sum of all Title Benefit Amounts (such amount as determined by Buyer in good faith pursuant to Section 13.2(h), unless otherwise agreed to by the Parties), plus (b) the Allocated Values of the Assets for which Seller has elected the remedy under Section 13.2(d)(iii) or Section 14.1(c)(iii), as applicable, plus (c) the value of all Casualty Losses that occur after the Execution Date but prior to the Closing Date (net of any sums paid to Seller by Third Parties in respect of such Casualty Losses and such value as determined by Seller in good faith, unless otherwise agreed to by the Parties), shall be less than 15% of the Purchase Price.

5.5                               HSR Act.  If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

5.6                               Replacement Bonds.  Buyer shall have obtained replacements for Seller’s and its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required to be obtained by Closing by Section 11.3.

5.7                               Closing Certificate.  Each Buyer Party shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 5.1 and Section 5.2 have been fulfilled by such Buyer Party and, if applicable, any exceptions to such conditions that have been waived by Seller.

5.8                               Closing Deliverables.  Each Buyer Party shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by such Buyer Party under Section 6.3.

ARTICLE VI
CLOSING

6.1                               Date of Closing.  Subject to the conditions set forth in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 11:00 (Prevailing Central Time) on March 1, 2017 (the “Scheduled Closing Date”), or such other date as Buyer and Seller may agree upon in writing; provided that if the conditions to Closing in Article IV and Article V have not yet been satisfied or waived by the Scheduled Closing Date, then the Closing shall occur five Business Days after such conditions have been satisfied or waived. The date Closing actually occurs shall be the “Closing Date”.

6.2                               Place of Closing.  The Closing shall be held at the offices of Latham & Watkins LLP located at 811 Main Street, Suite 3700, Houston, Texas 77002.

6.3                               Closing Obligations.  At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller and each Buyer Party shall execute, acknowledge and deliver an applicable Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.

(b)                                 Seller and each Buyer Party shall execute and deliver assignments, on appropriate forms, of state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities.

(c)                                  Seller and each Buyer Party shall acknowledge the Preliminary Settlement Statement.

(d)                                 Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price (after giving effect to the Cash Deposit Amount), less any Defect Cure Escrow Amounts.

(e)                                  [Intentionally Omitted].

(f)                                   Anadarko Consolidated Holdings LLC shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit D, certifying that it is not a disregarded entity or foreign person within the meaning of the Code.

(g)                                  Seller shall deliver to Buyer duly executed recordable releases and terminations in forms reasonably acceptable to Buyer with respect to any and all liens or security interests encumbering the Assets relating to any debt of Seller or its Affiliates with respect to borrowed monies.

(h)                                 If Seller has elected to cure any alleged Title Defect post-Closing pursuant to Section 13.2(c), then (i) Seller and each Buyer Party shall execute and deliver the Escrow Agreement and such Parties shall cause the Escrow Agent to execute and deliver the Escrow Agreement and (ii) Buyer shall deliver to Escrow Agent the Defect Cure Escrow Amounts.

(i)                                     The applicable Seller and SN shall execute and deliver blanket transfer of P-4s designating SN as operator of the Wells operated by such Seller with the Texas Railroad Commission.

(j)                                    Seller and SN shall execute and deliver counterparts of the Transition Services Agreement.

(k)                                 Seller shall execute and deliver, and shall cause AESC to execute and deliver, and SN shall execute and deliver, counterparts of the Marketing Transition Services Agreement.

(l)                                     Seller and each Buyer Party shall execute and deliver counterparts of the Development Agreement.

(m)                             Seller and each Buyer Party shall execute and deliver counterparts of the Core Sharing Agreement.

(n)                                 Seller and each Buyer Party shall execute and deliver counterparts of the License.

(o)                                 If applicable under Section 13.4(b), Seller and each Buyer Party shall execute and deliver counterparts of the JOA.

(p)                                 Each of UnSub and AcqCo will enter into a production marketing agreement with SN as operator to commit such Buyer Party’s production to SN and permit SN to market such Buyer Parties’ production, which production marketing agreement shall be reasonably acceptable to Seller and for a term commensurate with the term of the Production Marketing Agreement with the longest term; provided that such production marketing agreements shall permit AEP and its Affiliates to perform SN’s obligations under the same until the Transition Termination.

(q)                                 Seller and each Buyer Party shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at the Closing.

6.4                               Records.  In addition to the obligations set forth under Section 6.3 above, but notwithstanding anything herein to the contrary, no later than 60 Business Days following the Closing Date, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE VII
TERMINATION; DEFAULT AND REMEDIES

7.1                               Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)                                 by the mutual written agreement of the Parties;

(b)                                 by delivery of written notice from Buyer to Seller if any of the conditions set forth in Article IV (other than the conditions set forth in Section 4.3, Section 4.4 and Section 4.5) have not been satisfied by Seller (or waived by Buyer) by the Outside Date;

(c)                                  by delivery of written notice from Seller to Buyer if any of the conditions set forth in Article V (other than the conditions set forth in Section 5.3, Section 5.4 and Section 5.5) have not been satisfied by Buyer (or waived by Seller) by the Outside Date;

(d)                                 by Buyer or Seller delivering written notice to the other if any of the conditions set forth in Section 4.4 (in the case of Buyer’s notice) or Section 5.4 (in the case of Seller’s notice) are not satisfied or waived by the applicable Party on or before the Outside Date;

(e)                                  by Buyer or Seller delivering written notice to the other if any of the conditions set forth in Section 4.3 or Section 4.5 (in the case of Buyer’s notice) or Section 5.3 or Section 5.5 (in the case of Seller’s notice) are not satisfied or waived by the applicable Party on or before the Outside Date;

(f)                                   [Intentionally Omitted]

(g)                                  [Intentionally Omitted]

(h)                                 [Intentionally Omitted]

(i)                                     by delivery of a written notice from Seller to Buyer if, as of the 3rd Business Day after the Scheduled Closing Date or at any time thereafter until the Closing, (i) all of the conditions set forth in Article IV (excluding conditions that, by their terms, cannot be satisfied until the Closing, provided that such conditions are capable of being satisfied as of the date of Seller’s notice) have been satisfied (or waived by such Buyer Party), (ii) Seller is ready, willing and able to perform its obligations under Section 6.3, and (iii) Buyer does not have the funds to pay the Purchase Price (as adjusted pursuant hereto) whether because all or any part of the Financing has not been funded or otherwise, then Seller shall be entitled to the remedies set forth in Section 7.2(a); and

(j)                                    on the 7th Business Day after the Execution Date, by delivery of a written notice from Buyer to Seller, if Seller has not entered into the Hedging Transactions for SN (or SN’s designee) set forth on Schedule 11.9(a), Part I under the two columns (one for “Oil” and one for “Gas”) for “Required Financial Hedges”, provided that (i) Seller has received SN’s valid request to enter into such Hedging Transaction under and in accordance with Section 11.9, and such request is received by Seller within 2 Business Days after the Execution

Date, (ii) Seller has confirmed agreement between SN and the Counterparty or Counterparties thereto of the terms and pricing of each such Hedging Transaction between SN and the Counterparty or Counterparties thereto and (iii) SN has executed or caused the execution of any documents, provided such cooperation, and taken or caused to be taken any other actions reasonably necessary to enable Seller to timely effectuate the entry into such Hedging Transactions in accordance with Section 11.9.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

7.2                               Effect of Termination.  If this Agreement is terminated pursuant to any provision of Section 7.1, then, except as provided in this Section 7.2 and except for the provisions of Section 1.1, Section 7.3, Section 8.14, Sections 11.9(c) through (e), Sections 12.1(c) through (f), Section 12.2, Section 12.3 and Article XV (other than Sections 15.2(b) through 15.2(f), 15.7 and 15.8), this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

(a)                                 If Seller has the right to terminate this Agreement pursuant to Section 7.1(c) because of (i) the Willful Breach by any Buyer Party of this Agreement, or (ii) the failure of any Buyer Party to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article IV (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by such Buyer Party), (B) Seller is ready, willing and able to perform its obligations under Section 6.3, and (C) such Buyer Party nevertheless elects not to close the transactions contemplated by this Agreement, or Seller has the right to terminate this Agreement pursuant to Section 7.1(i), then, (in any of the foregoing cases) Seller shall be entitled, at its sole option and as its sole remedy (except as provided in Section 11.9(e)) for such Willful Breach, such failure of Buyer or upon such right of termination by Seller, to (1) (I) terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(i) and (II) retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer, or (2) subject to Section 7.2(e), seek the specific performance of such Buyer Party as permitted hereunder. The Parties agree that, should Seller elect the option under subpart (1) above, the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.

(b)                                 If Buyer has the right to terminate this Agreement pursuant to Section 7.1(b) because of (i) the Willful Breach by any Seller of this Agreement, or (ii) the failure of any Seller to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article V (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by such Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 6.3, and (C) such Seller nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event, Buyer (and each Buyer Party, in accordance with its Proportionate Share, with respect to any damages recoverable only) shall be entitled, at its sole option and as its sole remedy (except as provided in Section 11.9(e)) for such Willful Breach or such failure of

Seller, to (1) terminate this Agreement pursuant to Section 7.1(b), and (I) receive the Deposit from Seller, free and clear of any claims thereon by Seller and (II) seek to recover damages from Seller up to but not exceeding the amount of the Deposit, or (2) in lieu of terminating this Agreement, seek the specific performance of Seller hereunder. If Buyer is entitled to the return of the Deposit pursuant to this Section 7.2(b), Seller shall return the Cash Deposit Amount to the SN Parties (to an account designated by the SN Parties in writing prior to such date) and the Deposit LOC guaranteeing the Deposit LC Amount to AcqCo, in each case, within 5 Business Days of the date this Agreement is terminated.

(c)                                  If this Agreement is terminated for any reason other than as set forth in Section 7.2(a) or Section 7.2(b), then, except as provided in Section 11.9(e), the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall, within 5 Business Days of the date this Agreement is terminated, return the Cash Deposit Amount, minus all Hedging Losses, to the SN Parties (to an account designated by the SN Parties in writing prior to such date) and letters of credit guaranteeing the Deposit LC Amount to AcqCo free and clear of any claims thereon by Seller; provided, however, in the event the amount of Hedging Losses exceeds the Cash Deposit Amount, then Seller shall have the right to draw down on the Deposit LOC guaranteeing the Deposit LC Amount by the amount that the Hedging Losses exceeds the Cash Deposit Amount; provided further, however, in the event the Hedging Losses exceeds the Deposit, notwithstanding anything in this Section 7.2 to the contrary, the Buyer Hedging Parties shall remain responsible for the Hedging Indemnities set forth in Section 11.9 to the extent such Hedging Losses exceeds the Deposit.

(d)                                 Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder.

(e)                                  Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that in the event that Seller is entitled to specific performance pursuant to Section 7.2(a), then Seller shall be entitled to seek specific performance of each Buyer Party’s obligation to cause the Equity Financing to be funded or to cause the Buyer Parties to consummate the transactions contemplated by this Agreement, including to effect the Closing in accordance with Article VI, on the terms and subject to the conditions set forth in this Agreement, if and only in the event that (i) all of the conditions set forth in Article IV (excluding conditions that, by their terms, cannot be satisfied until the Closing, provided that such conditions are capable of being satisfied as of the date of such determination), and (ii) the Debt Financing (or, if alternative debt financing is being used as contemplated by Section 11.10, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing would be funded at the Closing, with respect to each Buyer Party, including as a result of Seller’s exercise of its right to enforce specific performance of Buyer’s obligations under Section 11.10 with respect to the Debt Financing.

(f)                                   It is understood for the avoidance of doubt that under no circumstances shall any Financing Source, or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source, have any Liability in respect of the Deposit (except to the extent relating to the Deposit LOC).

7.3                               Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify same to Seller in writing. Following such termination, each Buyer Party shall be bound by the terms and conditions of the Confidentiality Agreement as if each Buyer Party was a party thereto.

ARTICLE VIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

8.1                               Assumption by Buyer.

(a)                                 Without limiting any Buyer Party’s rights to indemnity under Section 8.2 and subject to each Buyer Party’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, the SN Parties, on the one hand, and AcqCo, on the other hand (subject to Section 8.15) severally and not jointly as between the SN Parties, on the one hand, and AcqCo, on the other hand) each assume and hereby agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) their respective Buyer Employee Liabilities (if any) and all obligations and Liabilities, known or unknown, with respect to the undivided interest in the Assets acquired by such Buyer Party and the Marketing Contracts assigned hereunder to SN or SN Parent, on the one hand, and AcqCo, on the other hand, respectively, (in each case) regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets (but, for the avoidance of doubt, excluding Taxes for which Seller is responsible pursuant to this Agreement), including obligations to (a) furnish makeup Gas or settle Imbalances (or any Imbalance Charges) according to the terms of the applicable Marketing Contract, (b) pay owners of Working Interests, royalties, overriding royalties and other interests revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including the Suspense Funds) to the extent attributable to the Assets, (c) properly plug and abandon any and all wells and pipelines, including Future Wells, inactive wells or temporarily abandoned wells, drilled on the Assets, (d) to re-plug any well, wellbore or previously plugged Well on the Assets to the extent required or necessary under applicable Laws or under Applicable Contracts, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and remediate the Assets in accordance with any Applicable Contracts and applicable Laws, including all Environmental Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws and (h) subject to Section 2.3, pay all Property Costs (all of said obligations and Liabilities of all Buyer Parties, including all Buyer Employee Liabilities, herein being referred to as the “Assumed Obligations”); provided, however, that the Assumed Obligations shall not include any Retained Obligations, except as provided in Section 8.1(b).

(b)                                 Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) any and all obligations or Liabilities that constitute, are attributable to or arise out of:

(i)                                     the disposal prior to Closing by any Seller of any Hazardous Substances related or attributable to the Assets at disposal facilities not located on any of the Assets;

(ii)                                  the gross negligence or willful misconduct of any Seller or any of its Affiliates in connection with the ownership or operation, prior to the Closing Date, of any of the Assets if such gross negligence or willful misconduct was attributable to such Seller or its Affiliate acting in its capacity as the operator of such Asset; or

(iii)                               proceeds of production owed to Working Interest, royalty, overriding royalty and other interest owners relating to the Assets, and attributable to the period of time prior to the Effective Time, including any mispayments or allegations of mispayments of such proceeds (all of said obligations and Liabilities described in subsections (i) through (iii) above being referred to as the “Retained Obligations”);

provided that Seller’s obligations under this Section 8.1(b) shall survive the Closing for a period of 18 months and after such period all such Retained Obligations shall become Assumed Obligations for all purposes hereunder.

8.2                               Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 8.6 and Section 8.10 or otherwise in this Agreement, Seller hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective partners, members, directors, officers, managers and employees (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)                                 any breach by Seller of any of its representations or warranties contained in Article IX or (without regard to the Material Adverse Effect qualifier contained in such certificate but subject to those materiality qualifiers contained within the representations and warranties themselves, if any) in the certificate delivered by Seller to Buyer pursuant to Section 4.6;

(b)                                 any breach by Seller of any of its covenants or agreements under this Agreement;

(c)                                  (i) all Retained Employee Liabilities and (ii) the litigation identified on Schedule 8.2; or

(d)                                 except to the extent such Retained Obligation has become an Assumed Obligation as contemplated pursuant to Section 8.1(b), each Retained Obligation.

8.3                               Indemnities of the SN Parties. Effective as of the Closing, the SN Parties (jointly and severally) and its successors and assigns hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective partners, members, directors, officers, managers and employees (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a)                                 any breach by any such Buyer Party of any of its representations or warranties contained in Article X or in the certificate delivered by any such Buyer Party to Seller pursuant to Section 5.7;

(b)                                 any breach by any such Buyer Party of any of its covenants or agreements under this Agreement; or

(c)                                  any such Buyer Party’s Assumed Obligations, other than with respect to the Marketing Contracts for which SN is indemnifying the Seller Indemnified Parties pursuant to Section 8.5.

8.4                               Indemnities of AcqCo. Effective as of the Closing, AcqCo and its successors and assigns hereby defends, indemnifies, holds harmless and forever releases the Seller Indemnified Parties from and against any and all Liabilities arising from, based upon, related to or associated with:

(a)                                 any breach by AcqCo of any of its representations or warranties contained in Article X or in the certificate delivered by AcqCo to Seller pursuant to Section 5.7;

(b)                                 any breach by AcqCo of any of its covenants or agreements under this Agreement; or

(c)                                  AcqCo’s Assumed Obligations.

8.5                               Indemnity for Certain Marketing Contracts. Effective as of the Closing, SN and its successors and assigns hereby defends, indemnifies, holds harmless and forever releases the Seller Indemnified Parties from and against any and all Liabilities arising from, based upon, related to or associated with all obligations and Liabilities, known or unknown, with respect to any of the Marketing Contracts, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, except to the extent relating to the Springfield Gathering Agreements and any Specified Gathering Agreement (in each case) assigned to AcqCo as part of the transactions contemplated by this Agreement.

8.6                               Limitation on Liability.

(a)                                 Seller shall not have any liability for any indemnification under Section 8.2 (other than liabilities with respect to (i) the breach of any of the Fundamental Representations, (ii) the breach of the representations and warranties set forth in Section 9.6 or Section 9.15, (iii) the breach of Seller’s covenants or (iv) the indemnities contained in Section 8.2(c) or Section 8.2(d)) (A) for any individual Liability unless the amount of such Liability exceeds $250,000 and (B) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 3.6 and any payments in respect thereof shall not be limited by this Section 8.6(a).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties (i) under Section 8.2

(other than any obligation to indemnify the Buyer Indemnified Parties pursuant to (A) Section 8.2(a) for the breach of any of the Fundamental Representations or the representations and warranties set forth in Section 9.6 or Section 9.15, (B) Section 8.2(b) for the breach of Seller’s covenants or (C) Section 8.2(c) or Section 8.2(d)) for aggregate Liabilities in excess of 10% of the unadjusted Purchase Price and (ii) under the terms of this Agreement for aggregate Liabilities in excess of 100% of the Adjusted Purchase Price.

(c)                                  The Parties acknowledge that (i) Buyer has received adequate assurance of Seller’s ability to fund its indemnity obligations under Section 8.2, and (ii) due to the receipt of such adequate assurance, Buyer waives any requirement that Seller provide a parent guaranty supporting such indemnity obligations.

8.7                               Express Negligence.  THE INDEMNITY OBLIGATIONS, ASSUMPTION OF THE ASSUMED OBLIGATIONS AND WAIVER OF NON-COMPENSATORY DAMAGES PROVISIONS PROVIDED FOR IN THIS AGREEMENT (IN EACH CASE) SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.8                               Exclusive Remedy.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 11.7(c), Section 11.9, Section 11.11, Section 12.1(c), and Section 13.4(c) and the remedies in any Title Indemnity Agreement, Environmental Indemnity Agreement, the applicable Assignment, the Assumption Agreements, the Development Agreement and/or any other Transaction Document contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.

(b)                                 Except for the remedies specified in Section 8.2 and in any Title Indemnity Agreement, Environmental Indemnity Agreement, the applicable Assignment, the Assumption Agreements, the Development Agreement and any other Transaction Document, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

8.9                               Indemnification Procedures.  All claims for indemnification under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 11.7(c), Section 12.1(c) and Section 13.4(c) shall be asserted and resolved as follows:

(a)                                 For purposes of this Article VIII, Section 11.7(c), Section 12.1(c) and Section 13.4(c), the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to this Article VIII, Section 11.7(c), Section 12.1(c) or Section 13.4(c), and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Article VIII, Section 11.7(c), Section 12.1(c) or Section 13.4(c).

(b)                                 To make a claim under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 11.7(c), Section 12.1(c), or Section 13.4(c), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.9 including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.9 shall not relieve the Indemnifying Party of its obligations under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 11.7(c), Section 12.1(c) and Section 13.4(c) (as applicable) except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 11.7(c), Section 12.1(c) or Section 13.4(c) (in each case) based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its Indemnity Obligations, including to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                                 If the Indemnifying Party admits its Indemnity Obligations, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.9(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Party does not admit its Indemnity Obligations (which it will be deemed to have so done if it fails to timely respond) or admits its Indemnity Obligations but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Indemnity Obligations and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Indemnity Obligations for a Claim, then the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 Business Days following receipt of such notice to (i) admit in writing its Indemnity Obligations for the Claim and, if its Indemnity Obligations are so admitted, reject, in its reasonable judgment, the proposed settlement, or (ii) deny liability for such Claim; provided that if the Indemnifying Party does not notify the Indemnified Party within such 10 Business Day period, then the Indemnifying Party shall be deemed to be denying its liability for such Claim and, in the event of a denial of liability for such Claim, then the Indemnified Party may enter into such proposed settlement on the terms disclosed to the Indemnifying Party without the Indemnifying Party’s consent.

(f)                                   In the case of a claim under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 11.7(c), Section 12.1(c) or Section 13.4(c) (in each case) that is not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Indemnity Obligations for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, then the Indemnifying Party shall be deemed to be disputing the claim for such Liabilities.

8.10                        Survival.

(a)                                 The (i) representations and warranties of Seller in Article IX (other than the Fundamental Representations and the representations and warranties of Seller in Sections 9.6 and 9.15) and in the certificate delivered by Seller pursuant to Section 4.6 (other than with respect to the Fundamental Representation and the representations and warranties of Seller in Sections 9.6 and 9.15, in each case contained in such certificate) and (ii) the covenants and agreements of Seller contained herein (other than (A) the covenants contained in Section

2.3, Section 3.8, Section 3.9, Section 15.2 and Section 15.7 and (B) the indemnities in Section 8.2(c) and Section 8.2(d)) shall, in each case, survive the Closing for a period of 12 months after the Closing Date. The representations and warranties of Seller in Sections 9.6 and 9.15 and the covenants contained in Section 3.8, Section 3.9, Section 15.2 and Section 15.7 shall survive the Closing until 30 days after the applicable statute of limitations (taking into account any extensions thereof) has expired. The covenants contained in Section 2.3 shall survive for the period of time set forth in Section 2.3. The Fundamental Representations shall, in each case, survive the Closing without time limit.

(b)                                 Subject to Section 8.10(a) and except as set forth in Section 8.10(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)                                  The indemnities in Section 8.2(a), Section 8.2(b), Section 8.3(a), Section 8.3(b), Section 8.4(a) and Section 8.4(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnity in Section 8.2(c) shall survive the Closing until 30 days after the applicable statute of limitations period and the indemnity in Section 8.2(d) shall survive the Closing for a period of 18 months, in each case, except as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities in Section 8.3(c), Section 8.4(c) and Section 8.5 shall survive the Closing without time limit.

8.11                        Waiver of Right to Rescission.  Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

8.12                        Insurance.  The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such indemnified Party under any insurance arrangements

8.13                        Amount of Losses.  For purposes of determining the amount of any Liabilities that may be subject to indemnification under Section 8.2 with respect only to those Liabilities subject to the limitations in Section 8.6(a), the words “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties shall be disregarded.

8.14                        Non-Compensatory Damages.  NONE OF BUYER OR ITS AFFILIATES NOR SELLER OR ITS AFFILIATES SHALL BE ENTITLED TO RECOVER FROM SELLER OR

BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES, AND SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.15                        Assignments by any Buyer Party.  In the event that any Buyer Party acquires, directly or indirectly (including by acquisition of any equity interest), any interest in the Assets from any other Buyer Party, then such acquiring Buyer Party shall be deemed (for all purposes under this Agreement, including the indemnities in this Article VIII) to have assumed all of the Assumed Obligations of such transferring Buyer Party with respect to the interest in the Assets acquired by such acquiring Buyer Party from such transferring Buyer Party and such Assumed Obligations shall be covered by such acquiring Buyer Party’s indemnities hereunder notwithstanding anything to the contrary herein.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

9.1                               Organization, Existence and Qualification.

(a)                                 AEP is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. AEP has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. AEP is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)                                 KMOG is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. KMOG has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. KMOG is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

9.2                               Authority, Approval and Enforceability.

(a)                                 AEP has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by AEP of this Agreement has been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary limited liability company action on the part of AEP. This Agreement is, and the Transaction Documents to which AEP is a party when executed and delivered by AEP will be, the valid and binding obligation of AEP and enforceable against AEP in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)                                 KMOG has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by KMOG of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary limited partnership action on the part of KMOG. This Agreement is, and the Transaction Documents to which KMOG is a party when executed and delivered by KMOG will be, the valid and binding obligation of KMOG and enforceable against KMOG in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

9.3                               No Conflicts.  Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights and any maintenance of uniform interest provisions (in each case) applicable to the transactions contemplated hereby:

(a)                                 the execution, delivery and performance by AEP of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of AEP, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which AEP is a party or by which AEP or the Assets may be bound or (c) violate any Law applicable to AEP or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 the execution, delivery and performance by KMOG of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the limited partnership agreement or other governing documents of KMOG, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which KMOG is a party or by which KMOG or the Assets may be bound or (c) violate any Law applicable to KMOG or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not reasonably be expected to have a Material Adverse Effect.

9.4                               Consents.  To Seller’s Knowledge, except (a) for compliance with the HSR Act, (b) as set forth in Schedule 9.4, (c) for Customary Post-Closing Consents, (d) under Contracts that are terminable upon 60 days or less notice without payment of any fee, (e) for Preferential Purchase Rights, (f) for consents required under the Marketing Contracts and (g) for any waiver of any maintenance of uniform interest provisions that may be applicable to the transactions contemplated hereby, there are no requirements for consents from Third Parties to any assignment that Seller is required to obtain in connection with the transfer of the Assets and Marketing Contracts by Seller and AESC to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

9.5                               Bankruptcy.  There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against any Seller or any of their respective Affiliates which would affect the Assets.

9.6                               Foreign Person.  Each party comprising Seller is a disregarded entity as defined in Treasury Regulation 301.7701-3(a) and is disregarded as separate from Anadarko Consolidated Holdings LLC. Anadarko Consolidated Holdings LLC is not a “disregarded entity” as defined in Treasury Regulation 301.7701-3(a) or “foreign person” within the meaning of Section 1445 of the Code.

9.7                               Litigation.  Except as set forth in Schedule 9.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, (in each case) pending, or, to Seller’s Knowledge, threatened in writing, against Seller or its Affiliates (a) with respect to the Assets, or (b) as of the Execution Date, questioning the validity of or seeking to prevent the consummation of the transactions contemplated by this Agreement.

9.8                               Material Contracts.

(a)                                 To Seller’s Knowledge, Schedule 9.8(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (the Contracts contained on such Schedules, together with the Marketing Contracts, collectively, the “Material Contracts”):

(i)                                     except to the extent covered by any subsections (iii) through (x) below, any Applicable Contract that can reasonably be expected to result in aggregate payments of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)                                  except to the extent covered by any subsections (iii) through (x) below, any Applicable Contract that can reasonably be expected to result in aggregate revenues of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)                               any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract and that is not terminable without penalty upon 90 days or less notice;

(iv)                              any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bond (other than any area wide or similar bond that relates to both the Assets and other assets and properties held by any Seller), letter of credit, or similar Applicable Contract;

(v)                                 any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 90 days or less notice and (B) involves an annual base rental of more than $500,000;

(vi)                              any Applicable Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;

(vii)                           any Applicable Contract that is a drilling contract;

(viii)                        any Applicable Contract that is a seismic or other geophysical acquisition agreement or license that is not subject to a non-disclosure restriction;

(ix)                              any Applicable Contract between any Seller and any Affiliate of any Seller that will not be terminated prior to Closing; and

(x)                                 any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions or other similar restrictions on doing business.

(b)                                 The Material Contracts are in full force and effect as to the applicable Seller bound thereby and, to Seller’s Knowledge, as to each counterparty (in each case, excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth in Schedule 9.8(b), there exists no default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract. Except as set forth in Schedule 9.8(b), and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract. As of the Execution Date, Seller has made available to Buyer true, correct and complete (except for any immaterial amendments) copies of all Material Contracts.

(c)                                  Other than the Hedging Transactions, there are no Hedge Contracts pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed from and after the Effective Time.

9.9                               No Violation of Laws.  To Seller’s Knowledge, except as set forth in Schedule 9.9, and except as would not reasonably be expected to have a Material Adverse Effect,

Seller is not in violation of any applicable Laws with respect to its ownership and operation of the Assets. This Section 9.9 does not include any matters with respect to Environmental Laws or any other environmental matter, such matters being addressed exclusively in Section 9.14.

9.10                        Preferential Purchase Rights/Tag Rights.  There are no Preferential Purchase Rights that are applicable to the transfer of the Assets by Seller to Buyer. Except for the tag rights held by Eagle Ford TX, LP (the “Tag Right”) to join or participate with Seller in the sale of such holder’s interests along with Seller’s interests in the Assets (such interests, the “Tag Right Interests”), no Person holds any tag rights with respect to a sale by Seller of any of the Assets.

9.11                        Royalties.  To Seller’s Knowledge, except (a) for the Suspense Funds and (b) as set forth on Schedule 9.11, Seller has paid, or caused to be paid, all Royalties due by Seller with respect to the Assets in all material respects.

9.12                        Imbalances.  To Seller’s Knowledge, except as set forth in Schedule 9.12, there are no material Imbalances associated with the Assets or under the Marketing Contracts as of the Effective Time.

9.13                        Current Commitments.  Schedule 9.13 sets forth, as of the Execution Date, all authorities for expenditures received by any Seller or which any Seller has generated (“AFEs”) that (a) relate to the Assets and to drilling, reworking or conducting another material operation with respect to, in each case, a Subject Well or any other well, (b) are in excess of $500,000 net to Seller’s interests in the Assets, and (c) for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

9.14                        Environmental.  To Seller’s Knowledge, except as set forth in Schedule 9.14:

(a)                                 with respect to the Assets, Seller has not entered into any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use of any of the Assets; and

(b)                                 as of the Execution Date, Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that would reasonably be expected to: (i) materially interfere with or materially prevent compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) give rise to or result in any material common Law or other material liability of Seller to any Person.

9.15                        Taxes.  To Seller’s Knowledge, except as disclosed in Schedule 9.15:

(a)                                 all material Asset Taxes that have become due and payable have been properly paid;

(b)                                 all material Tax Returns with respect to Asset Taxes that are required to be filed have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects;

(c)                                  there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the Assets, other than Permitted Encumbrances;

(d)                                 Seller has not received any written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been made or threatened except as it relates to pending severance tax refund claims made by Seller described in Schedule 9.15;

(e)                                  no audit, administrative, judicial or other proceeding with respect to Asset Taxes has been commenced or is presently pending except as it relates to pending severance tax refund claims made by Seller described in Schedule 9.15;

(f)                                   none of the Assets are subject to any arrangement requiring a partnership income Tax Return to be filed under Subchapter K or Chapter 1 of Subtitle A of the Code; and

(g)                                  the Tax Partnership will file an election under Section 754 of the Code effective for its tax year ending December 31, 2016.

9.16                        Labor Matters.  To Seller’s Knowledge, except

(a)                                 as would not reasonably be expected to have a Material Adverse Effect, Seller is in compliance with all applicable Laws relating to the employment of Available Employees, including provisions related to terms and conditions of employment, wages and hours and occupational safety and health; and

(b)                                 as set forth on Schedule 9.16(b), (i) there is no pending or, to Seller’s Knowledge, threatened strike, slowdown, work stoppage or lockout involving any Available Employees; (ii) to Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to any Available Employees; and (iii) Seller is not a party to, or bound by, any collective bargaining agreement relating to any Available Employee.

9.17                        Employee Benefit Plans.  To Seller’s Knowledge, except

(a)                                 as would not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan has been established, maintained and administered in accordance with its terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable Laws, and (ii) other than routine claims for benefits, there is no claim or lawsuit pending or threatened against or arising out of or related to an Employee Benefit Plan; and

(b)                                 with the exception of the plans identified on Schedule 9.17(b), Seller does not contribute to, or has not, within the past six years contributed to or had any obligation to contribute to any Employee Benefit Plan that is (i) a pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

9.18                        Brokers’ Fees.  Neither Seller nor any Affiliate of Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

9.19                        Suspense Funds.  To Seller’s Knowledge, Schedule 9.19 lists all material Suspense Funds held in suspense by any Seller as of the Effective Time.

9.20                        Advance Payments.  To Seller’s Knowledge, except for any throughput deficiencies attributable to or arising out of any Applicable Contract or any Marketing Contract and any Imbalances, neither Seller nor any of its Affiliates is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Royalties), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

9.21                        Plugging and Abandonment.  Except as set forth on Schedule 9.21, there are no wells located on the Leases or Units and included in the Assets (i) in respect of which any Seller has received an order from any Governmental Authority requiring that such wells be plugged and abandoned; or (ii) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law.

9.22                        Leases and Rights-of-Way.  To Seller’s Knowledge, as of the Execution Date, no written demands or written notices of default or non-compliance or dispute have been received by Seller relating to the Leases or Rights-of-Way that remain uncured or outstanding.

9.23                        Permits.  Except as set forth in Schedule 9.23, (a) Seller has all Permits and each is in full force and effect, except where the absence of which, individually or in the aggregate, would not be material, and (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit, except (i) with respect to those Permits that are not transferable under applicable Law or the terms and conditions of such Permits or (ii) where any such revocation, cancellation, suspension or modification, singly or in the aggregate, would not be material. Seller has not received any written notice of material violations of any Permit.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer Party represents and warrants to Seller, as to itself only, the following:

10.1                        Organization, Existence and Qualification.  Such Buyer Party is a Delaware limited liability company or a Delaware limited partnership (as applicable) duly formed and validly existing under the Laws of the jurisdiction of its formation and such Buyer Party has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Such Buyer Party is duly licensed or qualified to do business as a foreign limited liability company or limited partnership (as applicable) in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement. Such Buyer Party is duly licensed or qualified to do business in Texas.

10.2                        Authority, Approval and Enforceability.  Such Buyer Party has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Buyer Party of this Agreement has been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary action on the part of such Buyer Party. This Agreement is, and the Transaction Documents to which such Buyer Party is a party when executed and delivered by such Buyer Party will be, the valid and binding obligation of such Buyer Party and enforceable against such Buyer Party in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

10.3                        No Conflicts.  Assuming receipt of all consents and approvals from Third Parties in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by such Buyer Party of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein does not and will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of such Buyer Party, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which such Buyer Party is a party or by which such Buyer Party or any of its property may be bound or (c) violate any Law applicable to such Buyer Party or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

10.4                        Consents.  Except for compliance with the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that such Buyer Party is required to obtain in connection with the transfer of the Assets from Seller to such Buyer Party or the consummation of the transactions contemplated by this Agreement by such Buyer Party.

10.5                        Bankruptcy.  There are no bankruptcy or receivership proceedings pending, being contemplated by or, to such Buyer Party’s knowledge, threatened in writing against such Buyer Party or any of its Affiliates.

10.6                        Litigation.  There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to such Buyer Party’s knowledge, threatened in writing, against such Buyer Party, that would have a material adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. As of the Execution Date, there is no suit, action or litigation by any Person by or before any Governmental Authority. (in each case) pending, or, to such Buyer Party’s knowledge, threatened in writing, against such Buyer Party questioning the validity of or seeking to prevent the consummation of the transactions contemplated by this Agreement.

10.7                        Financing.  Such Buyer Party has furnished to Seller true and complete copies of (i) such Buyer Party’s Equity Commitment Letters, if applicable, and (ii) such Buyer Party’s

Debt Commitment Letters, if applicable. Such Buyer Party will have, upon receipt of, the funds in accordance with such Buyer Party’s Commitment Letters, sufficient available funds on hand for it to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents, including to (A) pay its Proportionate Share of the Purchase Price in accordance with Article III, and (B) pay any fees and expenses allocated to such Buyer Party pursuant to this Agreement to be paid on the Closing Date. Such Buyer Party also has delivered to Seller a complete and correct copy of the executed Fee Letter that relates to such Buyer Party’s Debt Financing as redacted in a customary manner. Each of such Buyer Party’s Commitment Letters, in the form so furnished to Seller and as of the Execution Date, is valid, binding and in full force and effect as of the Execution Date and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of such Buyer Party (or any Affiliate of such Buyer Party party thereto) or, to the knowledge of such Buyer Party, any of the other parties under any term or condition thereof. Such Buyer Party’s Commitment Letters have not been amended or modified in any respect prior to the date of this Agreement (other than as attached thereto) and as of the date of this Agreement, the commitments contained in such Commitment Letters have not been withdrawn, rescinded or terminated. Except for the Fee Letters relating to such Buyer Party’s Debt Financing, as of the Execution Date, there are no side letters or other written agreements (including fee or side letters) to which such Buyer Party or any of its Affiliates is a party related to the funding or investing, as applicable, of such Buyer Party’s portion of the Financing that would reasonably be expected to adversely affect the timing of Closing. There are no conditions precedent or other contingencies relating to the funding of such Buyer Party’s portion of the Financing, other than the Financing Conditions. As of the Execution Date and assuming the satisfaction or waiver of the conditions in Article IV and the compliance by Seller with the covenants set forth herein, such Buyer Party does not have any reason to believe that any of the conditions of such Buyer Party’s portion of the Financing will not be satisfied on a timely basis. Such Buyer Party has paid, or caused to be paid, any and all commitment fees and other fees required by such Buyer Party’s Debt Commitment Letters to be paid on or before the Execution Date.

10.8                        Regulatory.  No later than 5 days prior to the Closing and continually thereafter such Buyer Party shall be qualified to own and assume operatorship of oil and gas leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause such Buyer Party to be disqualified as such an owner or operator. To the extent required by any applicable Laws, such Buyer Party shall, as of the Closing Date, (a) hold all lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and (b) have filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

10.9                        Independent Evaluation.  Such Buyer Party is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Buyer Party has (a) relied on the representations and warranties of Seller set forth in Article IX and in the other Transaction Documents and (b) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Such Buyer Party acknowledges and affirms that on or prior to Closing, such Buyer Party will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or Liabilities hereunder or under any of the other Transaction Documents.

10.10                 Brokers’ Fees.  Neither such Buyer Party nor any of Affiliate of such Buyer Party has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall have any responsibility.

10.11                 Accredited Investor.  Such Buyer Party is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE XI
CERTAIN AGREEMENTS

11.1                        Conduct of Business.

(a)                                 Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs described in Schedule 9.13 (other than payments or operations described in Schedule 9.13 that are required to be made or conducted prior to Closing in order to maintain any Leases, which payments and operations shall be made or conducted (as applicable) by Seller pursuant to Section 11.1(a)(i)), (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until the Closing:

(i)                                     subject to (A) Seller’s and its Affiliates’ right to comply with the terms of the Leases, Applicable Contracts, Marketing Contracts, applicable Laws and requirements of Governmental Authorities and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance, in each case, operate or, in the case of those Assets not operated by Seller or its Affiliates, use its commercially reasonable efforts to cause to be operated, the Assets, as a reasonable and prudent operator consistent with past practice, including timely making all payments or conducting all operations described in Schedule 9.13 that are required to be made or conducted prior to Closing in order to maintain any Leases;

(ii)                                  maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;

(iii)                               [Intentionally Omitted];

(iv)                              notify Buyer of any operation proposed by a Third Party that is reasonably estimated to cost Seller in excess of $500,000; and

(v)                                 give prompt written notice to Buyer of any (A) emergency requiring immediate action, or any emergency action taken, in the fact of serious risk to life, property or the environment, (including prevention of environmental contamination) or (B) to the extent not covered by preceding clause (A), (1) material damage or destruction of any of the Assets, (2) written notice received or given by any Seller of any material violation of Law with respect to the Assets, or (3) any written notice received or given by any Seller alleging any tort or breach of an Applicable Contract with respect to the Assets.

(b)                                 Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs described in Schedule 9.13, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not (and shall cause its Affiliates not to), from and after the Execution Date until the Closing:

(i)                                     (A) enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would have been required to be listed on Schedule 9.8(a), or (B) terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract, except contracts terminable by Seller with notice of 90 days or less without penalty or detriment;

(ii)                                  terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend or surrender any rights under any Lease or Right-of-Way; provided that Seller shall be permitted to amend any Lease to increase its pooling authority;

(iii)                               subject to Section 11.1(e), propose or approve any individual AFE or similar request under any Applicable Contract (other than those required under the terms of any Applicable Contract) which would reasonably be estimated to require expenditures by Seller in excess of $500,000;

(iv)                              transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than the (A) sale or disposal of Hydrocarbons in the ordinary course of business and (B) sales of material equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(v)                                 incur costs to secure or acquire Lease renewals or extensions or necessary Rights-of-Way that would exceed $1,000,000 in the aggregate;

(vi)                              voluntarily relinquish any Seller’s position as operator with respect to the Assets (to the extent that such Seller operates such Assets as of the Execution Date); or

(vii)                           commit to do any of the foregoing.

(c)                                  Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to any breach or failure of Section 11.1(a)(i) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) Form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                                 Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 11.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 11.1.

(e)                                  With respect to any AFE or similar request received by Seller that is estimated to cost in excess of $500,000 Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Buyer agrees that it will (i) timely respond to any written request for consent pursuant to this Section 11.1(e) and Section 11.1(b)(iii), and (ii) consent to any written request for approval of any AFE or similar request that Buyer reasonably considers to be economically viable. In the event the Parties are unable to agree within ten days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Seller’s decision shall control and such operation shall be deemed to have been consented to by Buyer.

11.2                        HSR Act.  If applicable, within 10 Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.

11.3                        Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain replacements for those bonds, letters of credit and guarantees described on Schedule 11.3, to the extent such replacements are necessary for Buyer’s ownership of the Assets and Buyer shall use its reasonable efforts to cause the cancellation of such bonds, letters of credit and guarantees effective as of the Closing Date. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

11.4                        Record Retention.  Buyer, for a period of 7 years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 8.2 for review and copying at Seller’s expense.

11.5                        [Intentionally Omitted.]

11.6                        Non-Solicitation; No-Hire.  Prior to the first anniversary of the Closing Date, neither Buyer nor any of its Affiliates shall hire, retain or attempt to hire or retain any employee of Seller or in any way interfere with the relationship between Seller and any of its employees, other than the Available Employees; provided, that the non-solicitation restriction in this Section 11.6 shall not apply in the event an employee of Seller, other than an Available Employee, contacts Buyer (or any of its Affiliates) regarding employment in response to an advertisement identifying employment opportunities published by Buyer (or any of its Affiliates) in a newspaper of general circulation or on its web site or if an employee of Seller contacts Buyer (or any of its Affiliates) without having been directly solicited by Buyer, an Affiliate of Buyer, or representative of either. Buyer shall be permitted to contact any of Seller’s independent contractors whose services relate to the Assets to discuss post-Closing services. With regard to post-Closing hiring of Available Employees, Section 11.7(a) shall govern.

11.7                        Employee Matters.

(a)                                 Offers of Employment.  Schedule 11.7(a) contains a list of the name, location and job title of employees of Seller or its Affiliates whose jobs relate to the Assets at the area superintendent level or below and who are available for hire by Buyer (the “Available Employees”). Seller shall provide a benefits booklet to Buyer of benefits commonly provided to the Available Employees. From and after the Execution Date, and notwithstanding the Confidentiality Agreement, Buyer shall be permitted to meet with and interview the Available Employees in connection with prospective employment with Buyer or its Affiliates and offer employment to any such Available Employee on terms determined by Buyer in its sole discretion. Buyer is responsible for scheduling any meetings or interviews and Seller shall reasonably assist Buyer with respect to such scheduling. Any meetings or interviews between Buyer and the Available Employees shall be scheduled at times and places that are not unreasonably inconvenient or disruptive to Seller or its Affiliates, with reasonable advance notice being provided to Seller. It is understood that Buyer shall have no obligation to interview or make an offer of employment to any of the Available Employees pursuant to this Agreement or for any other reason. Any offers of employment by a Buyer Party to any of the

Available Employees shall be in writing (or an electronic document) with an identification of the employee’s salary or hourly rate, bonus opportunity, incentive compensation, and benefits. Buyer shall send to Seller, within five days after the last offer of employment is made, a schedule identifying each offer of employment that was made, whether such offer was for compensation greater than, less than or equal to the compensation currently being paid to such employee and whether such employee accepted such offer, and effective upon the expiration or termination of the Transition Services Agreement, Seller shall terminate the employment of each Available Employee (or cause the employment of each Available Employee to be terminated) if (i) Buyer has made an offer of employment to such Available Employee and (ii) such Available Employee has accepted such offer of employment (and confirmation thereof has been provided to Seller), (each such Available Employee who then becomes employed by Buyer as of the expiration or termination of the Transition Services Agreement shall be referred to herein as a “Transferred Employee”). Buyer shall make all offers of employment to Available Employees pursuant to this Section 11.7 at least ten days prior to the Closing, and such Available Employees must accept or decline such offers at least five days prior to the Closing, or else such employment offers shall be void. With regard to any Available Employee that is not offered employment by Buyer or declines any employment offered by Buyer as referenced in the preceding sentence, Buyer, Buyer’s Affiliates, and any vendor supplying workers to Buyer to provide services or labor relating to the Assets may not retain such Available Employee in an employment or other capacity for a period of one year after Closing, except as permitted under Section 11.6. For the avoidance of doubt, nothing in this Section 11.7 shall prohibit (A) Seller and its Affiliates from retaining any Available Employees who do not receive offers from Buyer or reject their offers from Buyer and (B) Seller and its Affiliates from attempting to induce any Available Employees to continue their employment with Seller or its Affiliates, as applicable. Buyer hereby agrees that it will comply with all applicable Laws in making any employment decisions and taking any actions pursuant to this Section 11.7.

(b)                                 Responsibility of the Parties.  Except for Liabilities for which Buyer is expressly responsible under the terms of the Transition Services Agreement and/or the Marketing Transition Services Agreement, Seller and its Affiliates shall retain all Liabilities relating to or arising from the employment of any Available Employee by Seller or its Affiliates on or before the termination of their employment relationships by Seller or its Affiliates (the “Retained Employee Liabilities”). Each Buyer Party shall be responsible for all Liabilities relating to or arising during the period of such Buyer Party’s employment of any Transferred Employees (the “Buyer Employee Liabilities”).

(c)                                  Buyer’s Obligations.  Each Buyer Party shall be responsible for all Liabilities relating to or arising during the period of such Buyer Party’s employment of any current or former employees of Seller. Seller and its Affiliates shall not assume any such Liabilities pursuant to this Agreement or otherwise. The applicable Buyer Party shall be solely responsible for all such Liabilities and shall indemnify and hold Seller and its Affiliates harmless for and all Liabilities arising or relating to the employment by such Buyer Party of any current or former employees of Seller or its Affiliates after the Closing.

(d)                                 WARN Act.  Buyer shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Transferred Employees as a result of any action by Buyer and its Affiliates on or after to the Closing Date. Buyer shall indemnify and hold harmless Seller and its Affiliates against any and all Liabilities arising in connection with any failure to comply with the requirements of this Section 11.7(d).

(e)                                  No Third Party Beneficiaries.  The provisions of this Section 11.7 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 11.7, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer, Seller or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Further, the provisions of this Section 11.7 do not constitute the creation, amendment, or modification of any employee benefit plan (with the meaning of Section 3(3) of ERISA) of Seller or Buyer or any of their respective Affiliates.

11.8            Compliance With Tag Right.  Seller, no later than two Business Days after the Execution Date, shall send to the holder of the Tag Right a notice seeking to obtain from such holder a written election as to whether such holder wishes to exercise the Tag Right with respect to its Tag Right Interests. If the holder of the Tag Right properly and timely exercises its right to sell its Tag Right Interests, Buyer shall purchase such Tag Right Interests (a) for the same proportionate Allocated Value as is allocated to Seller’s interest in such Assets, and (b) on the same proportionate terms as are set forth in this Agreement.

11.9                        Hedging.

(a)                                 From time to time between the Execution Date and Closing, a Buyer Hedging Party may deliver a written notice to Seller specifying any amounts such Buyer Hedging Party would like to be hedged pursuant to the hedging transactions generally described on Schedule 11.9(a), Part I and Schedule 11.9(a), Part II and not exceeding the aggregate volumes set forth on Schedule 11.9(a), Part I or the aggregate volumes set forth on Schedule 11.9(a), Part II for the applicable Buyer Hedging Party (collectively, the “Hedging Transactions”) for such Buyer Hedging Party identified on such schedule with the counterparties identified in such schedule (collectively, the “Counterparties”), and upon receipt of any such notice on a Business Day during normal business hours, Seller shall promptly (and in any event, within three Business Days), enter into the requested Hedging Transactions, provided that Seller does not have to any enter into any such Hedging Transaction unless (i) the applicable Counterparty or Counterparties identified in such request agree to the Hedging Transaction requested by such Buyer Hedging Party, (ii) each of the Counterparties in the documents evidencing any such Hedging Transaction will (A) permit the assignment by Seller to the applicable Buyer Hedging Party (and/or such Buyer Hedging Party’s designee identified on Schedule 11.9(a), provided that such notice designates that such Buyer Party’s designee will be the ultimate assignee of such Hedging Transaction) at the Closing of all of the trades that are the subject of any such Hedging Transaction and (B) release Seller from any and all obligations and liabilities related or attributable to any such Hedging Transactions upon such assignment; provided that, for the avoidance of doubt, if such Counterparties fail to release Seller as contemplated in this Section 11.9(a), in no event shall any Buyer Hedging Party be relieved of any of its obligations under this Section 11.9, and (iii) such Buyer Hedging Party has executed or caused the execution of any documents, provided such cooperation, and taken or caused to be taken any other actions reasonably necessary to enable Seller to timely effectuate the entry into such Hedging Transactions. Contemporaneously with the execution of this Agreement, Buyer has caused BEP II and BCP VII to deliver to Seller an executed guaranty substantially in the form attached as Exhibit R (the “Blackstone Guaranty”), with respect to AcqCo’s payment obligations pursuant to Section 11.9(e).

(b)                                 At the Closing, subject to Section 11.9(a), Seller shall assign to the applicable Buyer Hedging Party (or such Buyer Hedging Party’s designee identified on Schedule 11.9(a)) all of the trades that are the subject of the Hedging Transactions entered into by Seller for such Buyer Hedging Party (or such Buyer Hedging Party’s designee identified on Schedule 11.9(a)) pursuant to this Section 11.9 and such Buyer Hedging Party (or such Buyer Hedging Party’s designee identified on Schedule 11.9(a)) shall accept such assignment from Seller and assume all obligations and liabilities attributable thereto pursuant to all documentation required by the applicable Counterparties.

(c)                                  In the event that any Counterparty terminates any of its Hedging Transactions, the Buyer Hedging Party for whom such Hedging Transaction was entered into by Seller shall be obligated for, and shall promptly pay to Seller, all Hedging Losses resulting from or attributable to such Hedging Transactions and the termination thereof.

(d)                                 Except upon the termination of this Agreement as contemplated by Section 7.2(b), within five Business Days following the termination of this Agreement in accordance with Article VII by Buyer or Seller, as the case may be, Seller shall unwind all Hedging Transactions with each Counterparty and the Buyer Hedging Party shall be obligated for, and shall promptly pay to Seller, all Hedging Losses resulting from or attributable to the Hedging Transactions for which Seller entered into for such Buyer Hedging Party and the unwind thereof.

(e)                                  Whether or not the Closing occurs, except upon the termination of this Agreement as contemplated by Section 7.2(b), the applicable Buyer Hedging Party shall pay, be responsible for, release, defend, indemnify and hold Seller and its Affiliates harmless from and against any and all Hedging Losses for which such Buyer Hedging Party is responsible pursuant to this Section 11.9 (the “Hedging Indemnities”).

(f)                                   Notwithstanding anything to the contrary in this Agreement, the Hedging Transactions and the underlying contracts and the actions to be taken by the Parties in accordance with this Section 11.9 are an exception to, and will under no circumstance constitute a breach of any of (1) the representations and warranties made by Seller in this Agreement or in any certificate to be delivered by Seller at Closing, and (2) Seller’s covenants contained in Section 11.1 or in any certificate to be delivered by Seller at Closing.

11.10                 Financing.

(a)                                 Each Buyer Party shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate such Buyer Party’s portion of the Debt Financing (or any permitted replacement, amended, modified or any applicable Alternate Financing) on the terms (or on terms not materially less favorable to such Buyer Party, except as agreed to by Seller) and conditions described in such Buyer Party’s Debt Commitment Letters (including the flex provisions set forth in the applicable Fee Letters), including (i) maintaining in effect such Buyer Party’s Debt Commitment Letters, (ii) satisfying on a timely basis all terms, covenants and conditions set forth in such Buyer Party’s Debt Commitment Letters (including, to the extent the same are exercised, the flex provisions set forth in the applicable Fee Letters), (iii) entering into definitive agreements with respect thereto on the terms and conditions contemplated by such Buyer Party’s Debt Commitment Letters (or on terms not materially less favorable to such Buyer Party, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the applicable Fee Letters) (iv) consummating such Buyer Party’s portion of the Debt Financing at or prior to Closing, (v) satisfying on a timely basis all Financing Conditions within the reasonable control of Buyer, (vi) drawing the full amount of the Financing required to consummate the Closing in the event that the Financing Conditions have been satisfied or, upon funding, would be satisfied and (vii) enforcing their rights under the Debt Commitment Letters, including through litigation pursued in good faith.

(b)                                 Except with the prior written consent of Seller, each Buyer Party shall not permit any amendment, modification or waiver of its respective Debt Commitment Letters that (i) reduces the amount of aggregate cash proceeds available from the Debt Financing below the amount necessary to finance the transactions to be consummated on the Closing Date unless such Buyer Party obtains financing from alternative sources (including by increasing its portion of the Equity Financing) by a corresponding amount or (ii) imposes new or additional conditions to the receipt of the Debt Financing, in each of the cases of clauses (i) and (ii), in a manner that would reasonably be expected to delay or prevent the Closing (it being understood and agreed that each Buyer Party may, without the consent of the Seller, (A) amend or otherwise modify its respective Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed such Debt Commitment Letters as of the date of this Agreement or (B) amend or modify its respective Debt Commitment Letters to implement the flex provisions set forth in their respective Fee Letters).

(c)                      From the date of the Agreement until the Closing, Seller shall provide, and shall use its commercially reasonable efforts to cause its Subsidiaries and its and their respective representatives to provide, reasonable cooperation in connection with the arrangement of the Debt Financing (or any permitted replacement, amendment or modification thereof or any Alternate Financing) as may be reasonably requested by a Buyer Party or its representatives (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of Seller or any of the Affiliates), including:

(i)                                     delivering to Buyer and each applicable Debt Financing Source that are parties to the Debt Commitment Letters the Required Financial Information on or before the applicable deadlines set forth in Schedule 11.10(c) (for the avoidance of doubt, the delivery of such Required Financial Information on or before the applicable deadlines shall not be subject to any commercial reasonableness qualifier applicable to this Section 11.10(c));

(ii)                                  cooperating, or causing its accountants to cooperate, with each applicable Buyer Party in its preparation of the pro forma financial statements required pursuant to such Buyer Party’s Debt Commitment Letters and any customary comfort letters related thereto (provided that, for the avoidance of doubt, Seller shall not be required to deliver or cause the delivery of any such comfort letter);

(iii)                               requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing; and

(iv)                              solely with respect to the Assets, assisting each Buyer Party in connection with the preparation by such Buyer Party of pledge and security agreements and otherwise reasonably cooperating with each Buyer Party in facilitating the granting of security interest (and perfection thereof) in collateral, mortgages, other definitive financing documents or other certificates, in each case, as may reasonably be requested by Buyer in connection with the Debt Financing (provided that (A) none of the agreements, documents, instruments or certificates described in this clause (iv) shall be executed except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) the foregoing shall not require Seller or any of its Affiliates to take any action that would conflict with or violate any Law or subject Seller or its Affiliates to any Liability or any director, manager, officer or other employee of Seller or any of its Affiliates to any personal Liability);

it being understood and agreed that all materials and information obtained by each Buyer Party pursuant hereto may be shared with the Financing Sources; provided that this Section 11.10(c) shall not require travel or the obligation to incur any out-of-pocket Third Party costs by any of the subject Persons in order to comply with the terms hereof and that each applicable Buyer Party will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, Seller’s cooperation pursuant to this Section 11.10(c) shall be at the Buyer’s written request with reasonable prior notice to Seller, and no such cooperation by Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article IV to fail to be satisfied or otherwise cause any breach of this Agreement.

Notwithstanding anything to the contrary herein, it is understood and agreed that (1) the condition precedent set forth in Section 4.2, as applied to Seller’s obligations under this Section 11.10(c), shall be deemed to be satisfied unless the Financing contemplated by the Debt Commitment Letters has not been obtained as a direct result of Seller’s Willful Breach of its obligations under this Section (other than Section 11.10(c)(i)); (2) such assistance shall not require Seller or any of its Affiliates to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing, that does not terminate without Liability to Seller or any of its Affiliates upon the termination of this Agreement or that would subject Seller or its Affiliates to any Liability; (3) in each case, Seller’s cooperation shall be at the Buyer Parties’ sole cost and expense, and on the Closing Date or following the termination of this

Agreement, the Buyer Parties shall promptly reimburse Seller for all documented out-of-pocket Third Party costs incurred by Seller or its Affiliates in connection with such cooperation; (4) the Buyer Parties shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Liabilities by any such Persons suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith; (5) Seller shall have the right to review any presentations or other material written information prepared by any Buyer Party or its Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties (other than to any of the GSO Investors, as defined in UnSub’s Debt Commitment Letter) to any proposed financing transaction (or filing with any Governmental Authority); (6) except to the extent disclosed to potential investors and lenders in connection with the Financing (who shall hold such confidential information confidential), all non-public or otherwise confidential information regarding Seller or the Assets obtained by any Buyer Party or their respective representatives shall be kept confidential in accordance with the Confidentiality Agreement; (7) Seller shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters or make any representations in connection with the Financing; (8) the assistance described in this Section shall not require Seller to take any action that Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (9) Seller shall not be required to provide any information to Buyer or any Financing Source that is not then in the Seller’s or its Affiliates possession.

(d)                                 Each Buyer Party shall use reasonable efforts to keep Seller reasonably informed with respect to material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letters. Without limiting the foregoing, each Buyer Party agrees to notify Seller promptly after obtaining knowledge thereof, if at any time (i) its Debt Commitment Letter shall expire or be terminated for any reason or (ii) any Debt Financing Source that is a party to its Debt Commitment Letter breaches, repudiates or threatens in writing to breach or repudiation of its Debt Commitment Letter or notifies such Buyer Party in writing that such Debt Financing Source no longer intends to provide financing to such Buyer Party on the terms set forth therein (or on terms not materially less favorable to such Buyer Party, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the applicable Fee Letter), or (iii) for any reason such Buyer Party no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by its Debt Commitment Letter on the terms described therein (or on terms not materially less favorable to such Buyer Party, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the applicable Fee Letter), in each case to the extent such event would reasonably be expected to delay or prevent (or result in the delay or prevention of) the Closing. Each Buyer Party shall not, without the prior written consent of Seller, take or fail to take any action or enter into any transaction that would reasonably be expected to result in a failure of any conditions to obtaining the Debt Financing contemplated by the Debt Commitment Letters or any Alternate Financing contemplated by any New Debt Commitment Letters. Each Buyer Party shall not amend or alter, or agree to amend or alter, any Debt Commitment Letter in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated hereby without the prior written consent of Seller.

(e)                                  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions set forth in the Fee Letters) contemplated in the Debt Commitment Letters (other than due to the breach by Seller of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by Seller), the applicable Buyer Party shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereunder (“Alternate Financing”) and, if obtained, will provide Seller with a correct and complete copy of, new financing commitment or commitments that provide for an amount sufficient to consummate the transactions contemplated hereunder and subject to the same (or no less favorable to Seller) Financing Conditions as the prior Debt Commitment Letter (the “New Debt Commitment Letter”). In the event an Alternate Financing is obtained (i) in full and a New Debt Commitment Letter is entered into, references in this Agreement to the applicable Debt Commitment Letter shall be deemed to refer to the applicable New Debt Commitment Letter or (ii) in part and a New Debt Commitment Letter is entered into, references in this Agreement to the applicable Debt Commitment Letter shall be deemed to include the applicable New Debt Commitment Letter and the applicable Debt Commitment Letter.

(f)                                   The Buyer Parties shall not consent to any assignment of rights or obligations under the Debt Financing Commitment Letter without the prior written approval of Seller, such approval not to be unreasonably withheld. The Buyer Parties shall consult with and keep Seller informed in reasonable detail of the status of its efforts to arrange the Financing. None of the Buyer Parties nor any of their Affiliates shall take any action that would reasonably be expected to materially delay or prevent the consummation (subject to the terms and conditions hereof) of the transactions contemplated hereby, including the Financing.

(g)                                  Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Commitment Letters, each Buyer Party shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (i) obtain the portion of the Equity Financing contemplated by such Buyer Party’s Equity Commitment Letters simultaneously with the receipt of such Buyer Party’s portion of the Debt Financing, (ii) maintain in effect such Buyer Party’s Equity Commitment Letters, (iii) satisfy on a timely basis all conditions applicable to such Buyer Party as set forth in such Buyer Party’s Equity Commitment Letters that are within its control and (iv) consummate the portion of the Equity Financing contemplated by such Buyer Party’s Equity Commitment Letters at or prior to the Closing.

(h)                                 Each Buyer Party shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of its respective Equity Commitment Letters without the prior written consent of Seller that (i) reduces the amount of aggregate cash proceeds available from the Equity Financing below the amount necessary to finance the transactions to be consummated on the Closing Date unless such Buyer Party obtains financing from alternative sources by a corresponding amount or (ii) imposes new or additional conditions to the receipt of the Equity Financing, in each of the cases of clauses (i) and (ii), in a manner that would reasonably be expected to delay or prevent the Closing. Each Buyer Party shall promptly (and in any event within 2 Business Days) notify Seller of (A) the expiration or termination of its Equity Commitment Letter or (B) any refusal in writing by the investors named in its Equity Commitment Letter to provide the full financing contemplated by such Equity Commitment Letter.

11.11                 Financial Assurances.

(a)                                 Buyer shall furnish to Seller the information described below:

(i)                                     On or before the Closing Date, the SN Parties (collectively), on one hand, and AcqCo, on the other hand, each will provide evidence reasonably acceptable to Seller that they have or it has, as applicable, Available Liquidity of at least the Target Available Liquidity. If the SN Parties (collectively) or AcqCo cannot demonstrate Available Liquidity of at least the Target Available Liquidity, then at Closing SN or AcqCo, as applicable, shall provide Seller with a letter of credit or a surety bond for the benefit of Seller and in a form reasonably acceptable to Seller in an amount equal to the difference between the Target Available Liquidity and the SN Parties’ (collectively) or AcqCo’s actual Available Liquidity, as applicable.

(ii)                                  The SN Parties shall provide to Seller written notice within five Business Days after any SN Party discovers at any time that the SN Parties (collectively) do not have the Target Available Liquidity, and with the delivery of such notice, the SN Parties shall provide to Seller a letter of credit or surety bond for the benefit of Seller and in a form reasonably acceptable to Seller in an amount equal to the difference between the Target Available Liquidity and the SN Parties’ actual Available Liquidity. AcqCo shall provide to Seller written notice within five Business Days after AcqCo discovers at any time that AcqCo does not have the Target Available Liquidity, and with the delivery of such notice, AcqCo shall provide to Seller a letter of credit or surety bond for the benefit of Seller and in a form reasonably acceptable to Seller in an amount equal to the difference between the Target Available Liquidity and AcqCo’s actual Available Liquidity.

(iii)                               Each Buyer Party will provide an unaudited balance sheet prepared in the ordinary course of business and in accordance with GAAP on or before October 31, 2017 for the nine month period ended as of September 30, 2016. Thereafter, on or before April 30 of each calendar year after the Closing (beginning with the year 2018), each Buyer Party will provide audited financial statements prepared in the ordinary course of business and in accordance with GAAP, including a balance sheet, as of the end of and for the prior year. With such audited financial statements and additionally on or before October 31 of each calendar year after the Closing (beginning with the year 2017), each of the SN Parties (acting collectively), on the one hand, and AcqCo, on the other hand, shall provide to Seller (A) a written certification executed by an officer of such Buyer Parties or Buyer Party (as applicable) that such financial statements accurately present the financial condition of such Buyer Parties or Buyer Party (as applicable), (B) a report that contains evidence of the Available Liquidity of such Buyer Parties or Buyer Party (as applicable), (C) an accounting of the Wells that were producing as of the Closing Date that were plugged and abandoned after the Closing Date and (D) any changes to ownership status to any Assets due to a conveyance or assignment that alter the Party responsible for the Buyer Parties’ obligations under this Section 11.11. Each such report must be certified by an authorized officer of the applicable Buyer Parties or Buyer Party, as applicable, to be complete and correct in all material respects to the knowledge of such officer after reasonable inquiry.

(iv)                              If the SN Parties (acting collectively) cannot demonstrate that their Available Liquidity is at least equal to or greater than the Target Available Liquidity in connection with the bi-annual report delivered by such Parties pursuant to Section 11.11(a)(iii) above or if such Parties do not timely deliver all of the information required to be delivered to Seller by such Parties pursuant to such Section, then, on or before June 5 of the year in which such Available Liquidity was not demonstrated or such information was not timely provided, the SN Parties shall provide Seller with a letter of credit or a surety bond for the benefit of Seller and in a form reasonably acceptable to Seller in an amount equal to the difference between the Target Available Liquidity and the SN Parties’ collective actual Available Liquidity. If AcqCo cannot demonstrate that its Available Liquidity is at least equal to or greater than the Target Available Liquidity in connection with the bi-annual report delivered by AcqCo pursuant to Section 11.11(a)(iii) above or if AcqCo does not timely deliver all of the information required to be delivered to Seller by AcqCo pursuant to such Section, then, on or before June 5 of the year in which such Available Liquidity was not demonstrated or such information was not timely provided, AcqCo shall provide Seller with a letter of credit or a surety bond for the benefit of Seller and in a form reasonably acceptable to Seller in an amount equal to the difference between the Target Available Liquidity and AcqCo’s actual Available Liquidity.

(b)                                 Each Buyer Party affirms that it will continue to follow an ongoing abandonment schedule and will act in good faith to maintain the operational and environmental stewardship achieved by Seller.

(c)                                  If any Buyer Party sells, transfers or assigns all or any portion of the Assets acquired by such Buyer Party at Closing, such Buyer Party shall not be released from any portion of its obligations under this Section 11.11 without Seller’s prior written consent to such sale, transfer or assignment (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Seller shall be deemed to have consented to such sale, transfer or assignment if (i) such acquiring Person has a credit rating equal to or higher than at least 2 of the following: Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Standard & Poor’s or BBB- (or the equivalent) by Fitch or (ii) in the case of a sale, transfer or assignment by either of the SN Parties, on the one hand, or AcqCo, on the other hand, the acquiring Person provides to Seller a letter of credit or surety bond for the benefit of Seller and in a form reasonably acceptable to Seller in an amount equal to $50,000,000 multiplied by the Required Liquidity Ratio; and provided further any such transferee to whom Seller has consented, or is deemed to have consented, to in connection with such sale, transfer or assignment shall expressly assume such transferring Buyer Party’s obligations under this Section 11.11. The Parties acknowledge that any determination of whether a consent pursuant to this Section 11.11(c) is unreasonably withheld shall be without regard to the provisions of clause (ii) of the preceding sentence, it being understood that the ability of an acquiring Person to provide the letter of credit described in such clause (ii) does not constitute a requirement for Seller’s consent. Notwithstanding anything else in this Agreement to the contrary, the obligations set forth in this Section 11.11, including any related obligations that may be imposed upon a third party transferee of any of the Assets pursuant to this Section 11.11(c), shall terminate on the date that is twenty years after the Closing Date.

11.12     Successor Operator.  While SN acknowledges that it desires to succeed each Seller as operator of those Assets or portions thereof that such Seller may presently operate,

SN acknowledges and agrees that Seller cannot and does not covenant or warrant that SN shall become successor operator of same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Each Seller agrees, however, that as to the Assets it operates, it shall use its commercially reasonable efforts to support SN’s efforts to become successor operator (to the extent permitted under any applicable joint operating agreement) effective as of the Closing (at SN’s sole cost and expense and subject to the terms of Section 11.15 with respect to the Marketing Contracts) and to designate and/or appoint, to the extent legally possible, SN as successor operator effective as of the Closing (subject to the terms of Section 11.15 with respect to the Marketing Contracts).

11.13                 NAESB Contracts.  SN shall use its reasonable efforts to, on or before at least three days prior to the Transition Termination, enter into new NAESB Contracts or amend its existing NAESB Contracts, as applicable, with the counterparties to the NAESB Contracts (such counterparties, the “NAESB Contract Counterparties”, and such new or amended NAESB Contracts, the “SN NAESB Contracts”). Such SN NAESB Contracts shall (a) allow Seller to assign to SN the NAESB Contract Confirmations applicable to the corresponding NAESB Contracts, and (b) provide that Seller shall have no liability relating to matters arising after the Effective Time under such NAESB Contract Confirmations. Upon SN entering into any SN NAESB Contract Seller or its Affiliate (as applicable) shall, upon the Transition Termination but subject to the provisions of Schedule 13.4, assign to SN those NAESB Contract Confirmations related to such SN NAESB Contract.

11.14                 Tax Treatment.  Seller shall use commercially reasonable efforts, on or prior to the Closing Date, to (a) determine whether the Tax Partnership meets the eligibility requirements to make an election under Treasury Regulation § 1.761-2 to be excluded from the provisions of subchapter K of chapter 1 of the Code and (b), if the Tax Partnership meets such requirements, to cause the Tax Partnership to make such election effective prior to the Closing Date.

11.15                 Assignment of Marketing Contracts.  Upon termination of the Marketing Transition Services Agreement (the “Transition Termination”) but subject to the provisions of Schedule 13.4, the following documents will be delivered:

(a)                                 Seller shall execute and deliver, and each of SN Parent and AcqCo shall execute and deliver, an assignment and assumption agreement of the gathering agreements set forth on Schedule 11.15(a) (the “Springfield Gathering Agreements”), substantially in the form of Exhibit H-1 (the “Springfield Gathering Assumption Agreement”), pursuant to which (i) Seller will assign all of its right, title and interest in and to the Springfield Gathering Agreements to SN Parent and AcqCo, and (ii) SN Parent and AcqCo will assume Seller’s obligations and liabilities under, and agree to be bound by, the Springfield Gathering Agreements.

(b)                                 Seller shall execute and deliver, and SN shall execute and deliver, an assignment and assumption agreement of the midstream agreements set forth on Schedule 11.15(b) (the “Specified Midstream Agreements”), substantially in the form of Exhibit H-2 (the “Specified Midstream Assumption Agreement”), pursuant to which (i) Seller will assign all of its right, title and interest in and to the Specified Midstream Agreements to SN, and (ii) SN will assume Seller’s obligations and liabilities under, and agree to be bound by, the Specified Midstream Agreements.

(c)                                  Seller shall cause AESC to execute and deliver, and SN shall execute and deliver, an assignment and assumption agreement of the Downstream Marketing Agreements, substantially in the form of Exhibit H-3 (the “Downstream Marketing Agreements Assumption Agreement”), pursuant to which (i) AESC and, if applicable Seller, will assign all of its right, title and interest in and to such Downstream Marketing Agreements to SN, and (ii) SN will assume AESC’s and, if applicable, Seller’s obligations and liabilities under, and agree to be bound by, such Downstream Marketing Agreements.

(d)                                 Seller shall execute and deliver and each Buyer Party shall execute and deliver an assignment and assumption agreement of the gathering agreements set forth on Schedule 11.15(d) (the “Specified Gathering Agreements”), substantially in the form of Exhibit H-4 (the “Specified Gathering Assumption Agreement”, and collectively with the Springfield Gathering Assumption Agreement, the Specified Midstream Assumption Agreement and the Downstream Marketing Agreements Assumption Agreement, the “Assumption Agreements”), pursuant to which (i) Seller will assign all of its right, title and interest in and to the Specified Gathering Agreements to the Buyer Parties and (ii) the Buyer Parties will assume Seller’s obligations and liabilities under, and agree to be bound by, the Specified Gathering Agreements; provided that if the counterparties to the Specified Gathering Assumption Agreements so agree prior to the Transition Termination, then (x) Seller will assign all of its right, title and interest in and to the Specified Gathering Agreements to SN (or SN Parent, as agreed to by such counterparties) and AcqCo, and (y) to SN (or SN Parent, as agreed to by such counterparties) and AcqCo will assume Seller’s obligations and liabilities under, and agree to be bound by, the Specified Gathering Agreements.

(e)                                  Seller shall deliver letters in lieu of transfer orders, prepared by Seller and in form reasonably satisfactory to SN, directing all purchasers of production to make the applicable payment to SN (for itself and on behalf of the other Buyer Parties) of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by SN to the purchasers of production.

(f)                                   From and after the Closing until the Transition Termination or, if either or both of the Marketing Agency Agreement and/or Midstream Agency Agreement are entered into by SN, Seller and, if applicable, AESC pursuant to Schedule 13.4, the date when such agreement(s) have terminated, each of SN, UnSub and AcqCo agrees that all of its production and Hydrocarbons attributable to the Assets will be transported and/or sold as provided in the Marketing Transition Services Agreement and, if applicable, the Marketing Agency Agreement and/or the Midstream Agency Agreement and it will not elect to takes its production in kind.

ARTICLE XII
ACCESS; DISCLAIMERS

12.1                        Access.

(a)                                 From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 12.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to (i) Seller’s and its Affiliates’ employees (following at least 72 hours prior notice to David Richardson at Seller), (ii) the Assets and (iii) all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)                                 Buyer shall be entitled to conduct a Phase I environmental property assessments with respect to the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). Buyer shall not be entitled to conduct any sampling, boring, drilling or other invasive investigation activities on or with respect to any of the Assets without Seller’s prior written consent (which consent may be withheld by Seller in its sole discretion). To the extent that Seller gives it prior written consent (which it is under no obligation to give), any such sampling, boring, drilling or other invasive investigation activities to be conducted by Buyer shall be subject to the terms set forth in such prior written consent given by Seller.

(c)                                  Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY IN THE CASE OF THIS SECTION 12.1(C) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(d)                                 Buyer agrees to promptly provide Seller, but in no less than 5 days after Buyer’s or any of Buyer’s Representative’s receipt or creation, copies of all environmental reports and environmental test results prepared by Buyer or any of Buyer’s Representatives which contain environmental data collected or generated from Buyer’s environmental due diligence with respect to the Assets. None of Buyer, any of Buyer’s Representatives or Seller

shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)                                  Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to at least the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)                                   During all periods that Buyer or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts sufficient to cover the obligations and Liabilities of Buyer under Section 12.1(c) and Section 12.1(e). In connection with such insurance, Buyer shall cause its insurers to waive subrogation against the Seller Indemnified Parties. Upon request by Seller, Buyer shall provide to Seller evidence of such insurance and waiver of subrogation prior to entering the Assets.

12.2                        Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records, the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement as if each Buyer Party was a party thereto. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).

12.3                        Disclaimers.

(a)                                 EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IX OR IN THE CERTIFICATES DELIVERED BY SELLER AT CLOSING HEREUNDER AND EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE CONTAINED IN THE ASSIGNMENTS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)                                 EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IX OR IN THE CERTIFICATES DELIVERED

BY SELLER AT CLOSING HEREUNDER AND EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE CONTAINED IN THE ASSIGNMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IX OR IN THE CERTIFICATES DELIVERED BY SELLER AT CLOSING HEREUNDER AND EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE CONTAINED IN THE ASSIGNMENTS, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(c)                                  OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 9.14, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS

AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 9.14, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d)                                 SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 12.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XIII
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

13.1                        Seller’s Title.

(a)                                 General Disclaimer of Title Warranties and Representations.  Without limiting Buyer’s remedies for Title Defects set forth in this Article XIII, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets and, Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 13.2 and (ii) after Closing, shall be pursuant to the special warranty of Defensible Title to the Wells and Leases contained in the Assignments.

(b)                                 Special Warranty of Defensible Title.  The Assignments delivered at Closing will contain a special warranty of Defensible Title to the Wells and Leases by Seller whereby Seller warrants Defensible Title to the Wells and Leases unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. For purposes of the special warranty of title to the Wells and Leases contained in the Assignment, the value of the Assets set forth in Exhibit A-1 and Exhibit A-2, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. Recovery on the special warranty of title to the Wells and Leases contained in the Assignment shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of the special warranty of title to the Wells and Leases contained in the Assignment, as applicable, as a Title Defect prior to Closing pursuant to Section 13.2, in each case without taking into account the Individual Title Defect Threshold and the Defect Deductible.

13.2                        Notice of Title Defects; Defect Adjustments.

(a)                                 Title Defect Notices.  The Buyer Party Representative must deliver, on or before 5:00 p.m. (Prevailing Central Time) on February 22, 2017 (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 13.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in

Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 13.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of Defensible Title to the Wells and Leases contained in the Assignments), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Asset, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.

(b)                                 Title Benefit Notices.  Seller shall have the right, but not the obligation, to deliver to the Buyer Party Representative on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit (each, a “Title Benefit Property”), (ii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit and (iii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived any Title Benefits that Seller fails to provide a Title Benefit Notice therefore on or before the Title Claim Date.

(c)                                  Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any Title Defects of which it has been advised by Buyer. The following shall apply with respect to each Title Defect that Seller attempts to cure pursuant to this Section 13.2(c):

(i)                                     At any time prior to Closing, Seller may provide the Buyer Party Representative written notice that it will attempt to cure a Title Defect (each, a “Subject Title Defect”). If the Subject Title Defect is cured by Seller prior to Closing, the Asset subject to such Subject Title Defect shall be conveyed to Buyer at Closing, and there shall be no adjustment to the Purchase Price in respect of such Subject Title Defect. If the Subject Title Defect is not cured by Seller prior to Closing, (A) the Assets affected by such Subject Title Defect shall be conveyed to Buyer at Closing, (B) an amount equal to the Title Defect Amount of such Subject Title Defect (as determined by the mutual agreement of the Parties or if the Parties cannot agree, by Seller acting reasonably and in good faith) (such amount for each such Subject Title Defect, the “Defect Cure Escrow Amount”) shall be deducted from amounts otherwise payable at the Closing, and (C) at the Closing, Buyer shall deposit such Defect Cure Escrow Amount into an escrow account established with the Escrow Agent pursuant to the terms of the Escrow Agreement pending the curing or resolution of the applicable Subject Title Defect.

(ii)                                  Seller shall have a 90 day period after the Closing within which to attempt to cure each applicable Subject Title Defect not cured by Closing for which it has given the Buyer Party Representative notice of Seller’s intent to attempt to cure in accordance with Section 13.2(c)(i) above (the applicable cure period being hereinafter referred to in this Agreement as the “Cure Period”). Buyer agrees to reasonably cooperate with Seller in connection with Seller’s curative efforts, including in connection with any proceedings before a Governmental Authority; provided, however, Buyer shall not be obligated to pay any money to any Third Party (other than its or its Affiliates’ employees).

(iii)                               In the event that Seller believes that it has cured a Subject Title Defect after Closing within the Cure Period, Seller shall submit the applicable curative efforts in a notice to the Buyer Party Representative expressly identified as a “cure resolution notice”, together with all documentation and information reasonably necessary for Buyer to determine if such Subject Title Defect has been adequately cured. Buyer shall be deemed to have approved such curative efforts in the event the Buyer Party Representative does not notify Seller of an objection to the same (and the reasons therefor) within ten Days after the Buyer Party Representative’s receipt thereof. In the event Buyer so objects, the final resolution of such Subject Title Defect shall be determined by either (A) the mutual agreement of the Parties, or (B) the arbitration procedures under Section 13.2(j) below. Except with respect to curative efforts that Buyer has been deemed to have approved, each Party retains the right to dispute whether or not a Subject Title Defect has been cured and whether or not an alleged Title Defect constitutes a Title Defect and/or the Title Defect Amount with respect to such Title Defect, and any such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 13.2(j), which dispute resolution procedures may be initiated by either Party on or after the date that is ten days after the end of the applicable Cure Period with respect to any Subject Title Defect.

(iv)                              Except for each Subject Title Defect that is submitted to arbitration pursuant to Section 13.2(c)(iii) and Section 13.2(j) (in which event the Defect Cure Escrow Amount deposited in escrow with respect thereto, if any, shall remain in escrow pending resolution of the applicable Subject Title Defect), with respect to each Subject Title Defect that has neither been cured prior to the expiration of the applicable Cure Period or waived by Buyer, Seller and Buyer shall jointly instruct the Escrow Agent to pay the Defect Cure Escrow Amount deposited into escrow on account thereof to Buyer. For all other Subject Title Defects subject to this Section 13.2(c), within ten days after the end of the Cure Period (or, if applicable, within ten days following the Title Arbitrator’s written decision under Section 13.2(j)), Seller and Buyer shall jointly instruct the Escrow Agent to pay the Defect Cure Escrow Amount deposited in escrow (or portion thereof) in respect of any Subject Title Defect (or portion thereof) that was cured to Seller, and pay the Defect Cure Escrow Amount deposited in escrow (or portion thereof) in respect of any Subject Title Defect (or portion thereof) that was not cured to Buyer;

(v)                                 With respect to each Subject Title Defect that has been fully cured in accordance with the provisions hereof after the Closing but prior to the expiration of the Cure Period, Seller and Buyer shall (within 15 days following Seller’s notice of cure under Section

13.2(c)(iii)) jointly instruct the Escrow Agent to pay the Defect Cure Escrow Amount deposited into escrow on account thereof to Seller.

(d)                                 Remedies for Title Defects.  Subject to Seller’s right to cure following Closing pursuant to Section 13.2(c) and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 7.1(d), in the event that any Title Defect timely asserted by Buyer in accordance with Section 13.2(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Title Defect Threshold and the Defect Deductible, Seller shall, at its sole option, elect to:

(i)                                     reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 13.2(g) or Section 13.2(j);

(ii)                                  indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, a “Title Indemnity Agreement”); or

(iii)                               retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets, and such Title Defect Property and such associated Assets shall be deemed to be Excluded Assets;

provided, however, (1) Seller may elect the option set forth in clause (ii) above only to the extent Buyer consents in writing after the Execution Date to be bound by and subject to such option (such consent to be exercised, withheld, conditioned or delayed at the sole discretion of Buyer) and (2) prior to Closing, Buyer may rescind its Title Defect Notice in respect of such Title Defect by delivering notice thereof from the Buyer Party Representative to Seller, in which case Buyer shall be deemed to have waived such Title Defect for all purposes, including for purposes of the special warranty of Defensible Title contained in the Assignments.

(e)                                  Remedies for Title Benefits.  With respect to each Subject Well affected by Title Benefits reported under Section 13.2(b), as Seller’s sole and exclusive remedies for any Title Benefits, the amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 13.2(h), shall be applied as to offset the aggregate Title Defect Amounts attributable to Title Defects and the aggregate Remediation Amounts attributable to Environmental Defects.

(f)                                   Exclusive Remedy.  Except for Buyer’s (i) rights under the special warranty of Defensible Title to the Wells and Leases contained in the Assignments, and (ii) rights to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in Section 13.2(d) shall be the sole and exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset.

(g)                                  Title Defect Amount.  The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if (A) the Title Defect represents a discrepancy between (1) Seller’s Net Revenue Interest for any Subject Well and (2) Seller’s Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, and (B) Seller’s Working Interest in such Subject Well is less than Seller’s Working Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion to such Net Revenue Interest decrease, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Title Defect Property multiplied by (y) a fraction, the numerator of which is the Net Revenue Interest decrease in such Subject Well, and the denominator of which is the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable;

(iv)                              if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if a Title Defect described in this Section 13.2(g)(iv) is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v)                                 the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount pertaining to such Title Defect Property hereunder;

(vi)                              if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(vii)                           notwithstanding anything to the contrary in this Article XIII, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)                                 Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)                                  if (A) the Title Benefit represents a discrepancy between (1) Seller’s Net Revenue Interest for any Subject Well, and (2) Seller’s Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, and (B) Seller’s Working Interest in such Subject Well is greater than Seller’s Working Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion to such Net Revenue Interest increase, then the Title Benefit Amount shall be the product of (x) the Allocated Value of the affected Subject Well multiplied by (y) a fraction, the numerator of which is the Net Revenue Interest increase in such Subject Well, and the denominator of which is the Net Revenue Interest for such Subject Well as set forth in Exhibit A-1 or Exhibit A-2, as applicable;

(iii)                               if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)                                     Title Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $250,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller), plus (2) all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller), minus (3) all Title Benefit Amounts, exceeds (B) the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Defect Deductible. For the avoidance of doubt, if Seller elects to exclude a Title Defect Property affected by a Title Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 13.2(d)(iii), then, after such election, the Title Defect Amount and related Purchase Price adjustment relating to such excluded Assets will not be counted towards the Defect Deductible or for purposes of Section 7.1(d).

(j)                                    Title Dispute Resolution.  Seller and Buyer shall attempt to agree on all Title Defects (that Seller has not elected to cure after Closing), Title Benefits, Title Defect Amounts (that do not relate to Title Defects that Seller has elected to cure after Closing) and Title Benefit Amounts prior to Closing. Seller and Buyer shall attempt to agree on all Title Defects that Seller has elected to cure and Title Defect Amounts relating thereto by the end of the Cure Period. Buyer and Seller shall attempt to agree on all claims asserted by Buyer under the special warranty of Defensible Title in the Assignments within 60 days following Seller’s receipt of a written special warranty claim by Buyer. If Seller and Buyer are unable to agree by the time period specified above (as applicable) with respect to all such Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute, then such disputes and any dispute submitted by a Party pursuant to Section 13.2(c)(iii) shall be exclusively and finally resolved pursuant to this Section 13.2(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 13.2(g) and Section 13.2(h) and with respect to disputes regarding special warranty claims Section 13.1. The Title Arbitrator, however, may not award (1) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or (2) Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. Additionally, the Title Arbitrator may not award Buyer an amount for any special warranty claim greater than the amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator and each of Seller and Buyer shall bear their own legal costs and other expenses incurred by such Party in connection with the arbitration unless the Title Arbitrator determines in writing with its award and decision a different allocation of costs and expenses between the Parties. Subject to the remaining provisions of this Section 13.2(j), to the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount or special warranty claim and subject to Section 13.2(i) and Section 13.2(c)(ii), as applicable, (A) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (B) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Subject to the remaining provisions of this Section 13.2(j), with respect to disputes submitted by a Party pursuant to Section 13.2(c), within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount and subject to Section 13.2(c)(iv) and Section 13.2(i), (x) Buyer and Seller shall jointly instruct the Escrow Agent to pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (y) Buyer and Seller shall jointly instruct the Escrow Agent to pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing and Seller has not elected to cure any applicable Title Defect post-closing pursuant to Section 13.2(c), the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.7 or this Section 13.2, as applicable.

13.3                        Casualty or Condemnation Loss.

(a)                                 Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)                                 If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Buyer shall nevertheless be required to close and Seller, at the Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of such Casualty Loss insofar as with respect to the affected Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the affected Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Loss.

13.4                        Consents to Assign.

(a)                                 Other than with respect to the Marketing Contracts (which are addressed in Schedule 13.4) and except for consents to assignment that have been obtained in writing prior to the Execution Date, Seller, no later than 10 Business Days after the Execution Date, shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby set forth in Schedule 9.4 (and with respect to any applicable consent to assignment not set forth in such schedule that is not related to a Marketing Contract, as soon as reasonably practicable following the discovery thereof, Seller shall send to the holder of such consent to assignment), a notice seeking such holder’s consent to the transactions contemplated hereby. Prior to Closing, Seller shall use its commercially reasonable efforts to obtain such consents to assignment (provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain any such consent). Prior to and after the Closing, Buyer shall use its reasonable efforts to evidence its financial ability (including by providing the materials set forth in Schedule 13.4(a)) to own the Assets as such evidence may be reasonably requested by (i) the lessors under the Leases, (ii) the co-owners of the Leases and (iii) the counterparties of the Applicable Contracts.

(b)                                 Other than with respect to the Marketing Contracts (which are addressed in Schedule 13.4), if Seller fails to obtain a consent to the assignment of any Asset(s) prior to the Closing and (1) the failure to obtain such consent would cause the assignment of the Asset(s) affected thereby to Buyer to be void or the termination of a Lease or Right-of-Way under the express terms thereof or (2) such consent in expressly denied in writing by the holder of such consent right (each, a “Hard Consent”), then

(i)                         other than with respect to the Marketing Contracts (which are addressed in Schedule 13.4), the Asset(s) subject to such Hard Consent and all Assets relating directly thereto, shall be excluded from the Assets to be acquired by Buyer at Closing hereunder, the Purchase Price shall not be adjusted on account thereof and, (A) if such affected Asset is a Lease or Well, then the Parties shall enter into a joint operating agreement covering such excluded Assets in substantially the form attached hereto as Exhibit O (the “JOA”) to govern future operations on such excluded Assets pending the receipt of such Hard Consent (provided that if a joint operating agreement with Third Parties relating to such Lease or Well is applicable, the JOA shall control as between the Parties) and (B) if such affected Asset is not a Lease or Well, then to the extent permitted under applicable Law and any applicable contracts, Seller shall hold the affected Asset for the benefit of Buyer after Closing and provide Buyer with all rights thereto and, effective as of Closing, Buyer hereby agrees to be responsible for, and defend, indemnify and hold harmless the Seller Indemnified Parties from, any and all obligations and Liabilities related to or arising out of such Affected Asset, including the operation thereof. In the event that such Hard Consent is obtained following Closing, then, Seller shall assign to Buyer, within 10 days after such Hard Consent is obtained, such Asset(s) so excluded under the terms of this Agreement pursuant to assignments in forms substantially similar to the Assignments; and

(ii)                      notwithstanding anything to the contrary in Section 13.4(b)(i), Buyer may elect by written notice to Seller following Closing to acquire any Asset (other than with respect to the Marketing Contracts which are addressed in Schedule 13.4) relating to any such Hard Consent which has not been obtained, and if Buyer so elects, then, within 10 days after delivery of such notice to Seller, Seller shall assign to Buyer such Asset(s) pursuant to an assignment in form substantially similar to the Assignment.

(c)                                  If Seller fails to obtain a consent set forth in Schedule 9.4 (other than with respect to the Marketing Contracts which are addressed in Schedule 13.4) and such consent is not a Hard Consent or such consent is a Hard Consent and the provisions of Section 13.4(b)(ii) are applicable thereto, then (x) the Asset(s) subject to such un-obtained consent shall be acquired by Buyer at Closing (or pursuant to Section 13.4(b)(ii), as applicable) as part of the Assets, (y) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability for, the failure to obtain such consent, and (z) Buyer shall be solely responsible from and after the Closing (or the date of Buyer’s acquisition of the affected Assets pursuant to Section 13.4(b)(ii), as applicable) for any and all Liabilities arising from the failure to obtain such consent, provided that, with respect to such consents that are not Hard Consents, for 90 days following the Closing Date, Seller shall cooperate with Buyer to obtain the consent of the holders of such consents but Seller shall not be required to spend any amount or incur any Liability in connection with such cooperation.

(d)                                 As of the Execution Date, the Parties acknowledge that the consent attached hereto as Schedule 13.4(d) has been obtained.

ARTICLE XIV
ENVIRONMENTAL MATTERS

14.1                        Notice of Environmental Defects.

(a)                                 Environmental Defect Notices.  If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes an Environmental Defect, the Buyer Party Representative shall notify Seller on or before 5:00 p.m. (Prevailing Central Time) on February 22, 2017 (the “Environmental Claim Date”). To be effective, each notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a reasonable description of the Environmental Condition constituting the asserted Environmental Defect(s), including the GPS coordinates of such Environmental Condition (when reasonably available), (ii) the Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation reasonably sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property (if applicable), (v) the Remediation Amount that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based (including the proposed Remediation of such Environmental Defect) and (vi) the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law (to the extent applicable). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 9.14, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date.

(b)                                 Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing any Environmental Defects of which it has been advised by Buyer.

(c)                                  Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 7.1(e), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 14.1(a) is not waived in writing by the Buyer Party Representative or cured on or before Closing, then, subject to the Individual Environmental Defect Threshold and the Defect Deductible, Seller shall, at its sole option, elect to:

(i)                                     reduce the Purchase Price by the Remediation Amount;

(ii)                                  assume responsibility for the Remediation of such Environmental Defect;

(iii)                               retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, in which event the Environmental Defect Property and such associated Assets shall be deemed to be Excluded Assets and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and/or such associated Assets; or

(iv)                              indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Environmental Defect Property pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, an “Environmental Indemnity Agreement”);

provided, however, in each instance Seller may elect the option set forth in clauses (ii), (iii) and (iv) above only to the extent the Buyer Party Representative consents in writing after the Execution Date to be bound by and subject to any such option (such consent to be exercised, withheld, conditioned or delayed at the sole discretion of the Buyer Party Representative). If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Seller elects, and Buyer consents to, the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake; provided that (A) if Seller is unable to complete such Remediation prior to Closing, Seller shall retain the entirety of the Environmental Defect Property that is subject to the Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and/or such associated Assets, (B) if Seller completes such Remediation to the satisfaction of the applicable Governmental Authority having jurisdiction over such Remediation (or if a Governmental Authority has not been notified by Seller of the existence of the applicable Environmental Defect, then to Buyer’s reasonable satisfaction) before the end of the Cure Period, Seller shall promptly convey the Environmental Defect Property and all associated Assets to Buyer under forms of assignment substantially similar to the Assignments, and Buyer shall promptly pay the Allocated Value of such Assets to Seller, and (C) if Seller does not complete such Remediation to the satisfaction of the applicable Governmental Authority having jurisdiction over such Remediation (or if a Governmental Authority has not been notified by Seller of the existence of the applicable Environmental Defect, then to Buyer’s reasonable satisfaction) before the end of the Cure Period, such Assets shall be deemed to be Excluded Assets.

(d)                                 Exclusive Remedy.  Except as provided in Section 8.2(a) for a breach of Seller’s representations and warranties set forth in Section 9.14 and Buyer’s rights to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in Section 14.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset.

(e)                                  Environmental Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect (or with respect to any specific Asset, Environmental Defects in the aggregate) for which the Remediation Amount does not exceed $250,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect (or with respect to any specific Asset, Environmental Defects in the aggregate) for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects cured by Seller), plus (2) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller), minus (3) all Title Benefit Amounts, exceeds (B) the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of the Defect Deductible. For the avoidance of doubt, if Seller elects to exclude an Environmental Defect Property affected by an Environmental Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 14.1(c)(ii), then, after such election, the Remediation Amount and related Purchase Price adjustment relating to such excluded Assets will not be counted towards the Defect Deductible or for purposes of Section 7.1(d).

(f)                                   Environmental Dispute Resolution.  Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 14.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 14.1. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 14.1(e), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.7 or this Section 14.1.

14.2                        NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and Gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt (a) NORM shall not constitute the basis of a breach of Seller’s representations and warranties set forth in Section 9.14, and (b) no Environmental Condition involving NORM shall constitute the basis of an Environmental Defect unless such NORM is in violation of Environmental Law.

ARTICLE XV
MISCELLANEOUS

15.1                        Exhibits and Schedules.  All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2                        Expenses and Taxes.

(a)                                 Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b)                                 All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignments), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”). Seller shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Asset Taxes, to the extent not taken into account under Section 3.3, payments will be made to cause the appropriate Party to bear the Asset Taxes allocable to such Person under this Section 15.2(b). For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (B) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

(c)                                  To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.4 or Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 15.2(b).

(d)                                 Seller shall timely file any Tax Return with respect to Asset Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 15.2(b). From and after the Closing Date, Buyer shall timely file any Tax Returns with respect to Asset Taxes required to be filed after the Closing Date, including such Tax Returns for any Straddle Period that are due after the Closing Date (a “Post-Closing Tax Return”), and shall pay any Asset Taxes shown due and owing on such Post-Closing Tax Return, subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible under Section 15.2(b). Buyer shall file any Post-Closing Tax Return relating to a Straddle Period in a manner consistent with past practice. Within 15 days prior to filing, Buyer shall deliver to Seller a draft of any such Post-Closing Tax Return for Seller’s review and approval (which approval will not be unreasonably withheld or delayed).

(e)                                  Any payments made to any Party pursuant to Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

(f)                                   The Parties shall cooperate fully, as and to the extent reasonably in connection with the filing of any Tax Returns, State and Federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to these matters for the Assets. Such cooperation shall include the retention of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to allow access (upon request) to the Assets by Seller, Seller representatives, auditors and State or Federal representatives relevant to any such audit, litigation or other proceeding.

15.3                        Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of each Party. In the event the Parties consent to any such assignment, such assignment shall not relieve (a) the assigning Party of any obligations and responsibilities hereunder or (b) SN Parent of its obligations and responsibilities pursuant to Section 15.22. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4                        Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5                        Publicity.

(a)                                 Neither Party shall make or issue any press release or other announcements to the general public concerning the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld. If either Party desires to make an announcement to the general public, it shall first give the other Party 48 hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.

(b)                                 Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Parties prior to any such announcement or statement.

15.6                        Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that the acknowledgment of the receipt of such electronic mail is requested and received by email, excluding automatic receipts, and such notice and communications are sent promptly thereafter to the reviewing person via overnight courier, U.S. Express Mail or certified or registered United States Mail) addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:

Anadarko E&P Onshore LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attn: Corporate Development

Tel: 832.636.2738

Email: david.richardson@anadarko.com

With a copy to:

Anadarko E&P Onshore LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attn: Legal Department

Tel: 832.636.7517

Email: randle.jones@anadarko.com

If to Buyer or SN Parent:

SN EF Maverick, LLC

SN EF UnSub, LP

c/o Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:                    General Counsel

Tel:                           713.756.2782

Email: gkopel@sanchezog.com

and

Aguila Production, LLC

345 Park Avenue

New York, New York 10154

Attn:                    Angelo Acconcia

Email: acconcia@blackstone.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis Street, 33rd Floor

Houston, TX 77002

Attn:                    Anthony Speier, P.C.

                                                Rahul Vashi

Email:            anthony.speier@kirkland.com

                                                rahul.vashi@kirkland.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business

Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7                        Further Cooperation.  After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. Subject to Section 2.3, if any Party receives monies belonging to the other Party or for which such other Party is entitled hereunder or under any Transaction Document, such amount shall immediately be paid over to the proper Party. Subject to Section 2.3, if an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation or Liability to the obligee.

15.8                        Filings, Notices and Certain Governmental Approvals.  Promptly after the Closing, Buyer shall (a) record all assignments of state Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing; provided that Seller shall cooperate with Buyer in satisfying clauses (a) through (d) of this Section 15.8 as may be reasonably necessary; provided further that Seller shall not be required to incur any Liability or pay any money in connection with such cooperation. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9                        Entire Agreement; Conflicts; No Third-Party Beneficiaries.

(a)                                 THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS,

WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.

(b)                                 The Parties expressly acknowledge and agree that, in the event that the Closing occurs, the Confidentiality Agreement shall be terminated in its entirety effective as of the Closing Date.

(c)                                  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

(d)                                 The terms and provisions of this Agreement are intended solely for the benefit of the Parties, their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person; provided, however, that notwithstanding the foregoing, the Financing Sources, their Affiliates and their respective Representatives shall be express third party beneficiaries of, and shall be entitled to enforce (and entitled to rely on), Section 7.2(f), this Section 15.9(d), Section 15.11, Section 15.13, Section 15.18 and Section 15.20.

15.10                 Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Buyer and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11                 Amendment.  This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought. Notwithstanding anything to the contrary in this Section 15.11 or in Article VII, (i) this Agreement may not be amended, supplemented or modified with respect to Section 7.2(f), Section 15.9(d), this Section 15.11, Section 15.13, Section 15.20, or the definitions of “Debt Financing Sources” or “Equity Financing Sources”, and (ii) no term or condition of this Agreement with respect to Section 15.9(d), this Section 15.11, Section 15.13, Section 15.18, Section 15.20, or the definitions of “Debt Financing Sources” or “Equity Financing Sources” may be waived by any Party to the extent such amendment, supplement, modification or waiver would modify the substance of such sections, in the cases of clauses (i) and (ii), in a manner that is adverse to the interests of the Financing Sources without the written consent of the Financing Sources.

15.12                 Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13                 Conflict of Law Jurisdiction, Venue; Jury Waiver.  THIS AGREEMENT (INCLUDING ANY FINANCING CLAIM) AND THE LEGAL RELATIONS AMONG SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY FINANCING CLAIM). ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY FINANCING CLAIM) SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS. EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY FINANCING CLAIM). NOTWITHSTANDING THE FOREGOING, SELLER AGREES THAT IT WILL NOT BRING, AND WILL NOT PERMIT OR SUPPORT ANY OF ITS AFFILIATES TO BRING, ANY FINANCING CLAIM IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF) AND FURTHER AGREES THAT (X) THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 15.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING AND (Y) ANY SUCH PROCEEDING DESCRIBED IN THE PRECEDING SENTENCE SO BROUGHT IN SUCH FORUM AGAINST ANY OF THE FINANCING SOURCES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

15.14                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15                 Removal of Name.  As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names Anadarko and Kerr-McGee and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16                 Like-Kind Exchange.  Notwithstanding anything else in this Agreement, each Party shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange. Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, each Party shall have the right, at or prior to the Closing Date or any subsequent closing, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37) (in either case, a “Qualifying Party”). In the event a Party (in its capacity as an exchanging party, referred to in this Section 15.16 as an “Exchanging Party”) assigns the Assigned Rights to a Qualifying Party pursuant to this Section 15.16, then such Exchanging Party agrees to notify the other Party in writing of such assignment reasonably in advance of the Closing Date. In addition, should a Party choose to effectuate a Like-Kind Exchange, the Parties agree to use reasonable best efforts to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that (a) the Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange, (b) the Exchanging Party shall effect its Like-Kind Exchange through an assignment of the Assigned Rights to a Qualifying Party but such assignment shall not release such Exchanging Party from any of its liabilities or obligations under this Agreement and (c) the non-Exchanging Party shall incur no additional unreimbursed costs, expenses, fees or liabilities as a result of or in connection with the exchange requested by the Exchanging Party. Each of Seller and Buyer hereby acknowledge and agree that any assignment of this Agreement pursuant to this Section 15.16 shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement. Neither Seller nor Buyer, by its consent to a Like-Kind Exchange, shall be responsible in any way for the Exchanging Party’s compliance with such Like-Kind Exchange.

15.17                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

15.18                 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, and (x) other than to the extent expressly provided in the Equity Commitment Letters, the SN Parent Guaranty or the Blackstone Guaranty (collectively, the “Buyer Security Documents”) and except with respect to any issuer of any letter-of credit provided by an Buyer Party pursuant to this Agreement, including the Deposit LOC (“Buyer LOCs”), and then (in each case) only to the extent of the specific obligations undertaken thereunder by such named party therein, and (y) other than under the Escrow Agreement or with respect to any Contract that Seller or its Affiliates have with any Debt Financing Sources related to the marketing of the Assets (collectively, each, a “Seller Asset Marketing Agreements”), each Party hereto and SN Parent, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties and SN Parent shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had (a) against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or any Debt Financing Source or (b) against any former, current or future director, officer, agent, attorney, financing source (including the Debt Financing Sources), employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties or SN Parent (each of the parties in clauses (a) and (b), but excluding for the avoidance of doubt, the Parties and SN Parent, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that (other than to the extent expressly provided in any Buyer Security Documents or Buyer LOC and then only to the extent of the specific obligations undertaken by such named party therein, and other than with respect to any Seller Asset Marketing Agreement) no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.  Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 15.18.

15.19                 Remedies.  The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement contemplated to be performed prior to, or contemporaneous with, Closing was not performed by Buyer or Seller in accordance with the terms hereof and that monetary damages, even if available, would not be an adequate remedy therefor. Subject to Section 7.2(e), as a result, prior to the termination of this Agreement, each party shall be entitled to specific performance to prevent breaches of this Agreement and of the terms hereof (including the obligation to consummate transactions contemplated hereby, subject to the terms and conditions hereof), without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy)

in addition to any other remedy at Law or equity. In connection with the exercise of any Party’s rights under this Section 15.19, the Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

15.20                 Waiver of Claims Against Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, Seller agrees, on behalf of itself and its Affiliates, that (a) none of the Debt Financing Sources (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source shall have any Liability to Seller or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and (b) neither Seller nor any of its Affiliates (i) will have any rights or claims against any Debt Financing Source (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement, (ii) seek to enforce this Agreement against any Debt Financing Source (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source or (iii) bring any claim or cause of action against any Debt Financing Source (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement. For the avoidance of doubt, however, this Section 15.20 shall not apply to any rights Seller may have under any Buyer Security Document, any Buyer LOC or any Seller Asset Marketing Agreement.

15.21                 Buyer Party Representative.  Each Buyer Party hereby irrevocably appoints SN as the sole representative of the Buyer Parties (in such capacity, “Buyer Party Representative”) to act as the agent and on behalf of each such Buyer Party for the purposes of: (a) any matters related to the Hedging Transactions, including the entry, assignment, or novation thereof; and (b) any title and/or environmental matters set forth in Articles XIII and XIV. As the representative of the Buyer Parties, the Buyer Party Representative shall act as the agent for each Buyer Party and shall have authority to bind each such Buyer Party. Seller may conclusively and absolutely rely, without inquiry, upon the action of the Buyer Party Representative as the action of each Seller in all matters referred to in this Section 15.21.

15.22                 SN Parent Guaranty.  For good and valuable consideration, and to induce Seller to enter into this Agreement, SN Parent hereby absolutely, unconditionally and irrevocably guarantees to Seller the punctual and complete performance of all obligations of SN under this Agreement other than payment of the SN Parties’ Proportionate Shares of the Purchase Price (the “Obligations”). The guaranty set out in this Section 15.22 (the “SN Parent Guaranty”) shall remain in full force and effect until SN has fully discharged all of the Obligations. Upon default by SN of any of the Obligations, Seller may proceed directly against SN Parent without proceeding against SN or any other Person or pursuing any other remedy. Seller may, without notice to, or consent of, SN Parent, (i) extend or alter, together with SN, the time, manner, place or terms of payment or performance of the Obligations, (ii) waive, or, together with SN, amend the terms of this Agreement, (iii) release SN from any or all of the Obligations, or (iv) release any other guaranty or security for the Obligations, without in any way releasing or discharging SN Parent from liability hereunder. SN Parent waives any defenses (but not rights of set-off or counterclaims) which it may have with respect to the performance of the Obligations, other than defenses that SN would have under the terms of this Agreement. SN Parent further waives notice of the acceptance of this SN Parent Guaranty, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Obligations. SN Parent represents and warrants that (A) it has the full power and authority to enter into and perform the SN Parent Guaranty, (B) there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to SN Parent’s knowledge, threatened against SN Parent, and SN Parent is not insolvent or generally not paying its debts as they become due, and (C) the execution, delivery and performance by SN Parent of this SN Parent Guaranty has been duly and validly authorized and approved by all necessary corporate action on the part of SN Parent, and this SN Parent Guaranty constitutes the legal, valid and binding obligation of SN Parent, enforceable against SN Parent in accordance with its terms.

15.23                 Liability of SN Parties.  Notwithstanding anything to the contrary in this Agreement, SN and UnSub shall be jointly and severally liable for all obligations and Liabilities of UnSub under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

ANADARKO E&P ONSHORE LLC

By:	/s/ Brian T. Kuck
Name:	Brian T. Kuck Development
Title:	Vice President Corporate Development

KERR-MCGEE OIL & GAS ONSHORE LP

By:	/s/ Brian T. Kuck
Name:	Brian T. Kuck Development
Title:	Vice President Corporate Development

BUYER:

SN EF MAVERICK, LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SN EF UNSUB, LP

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

AGUILA PRODUCTION, LLC

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	President

Signature Page to Purchase and Sale Agreement

Solely for purposes of Section 15.22:

SN PARENT

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX A

IMBALANCE PROCEDURES

1.                                      To the extent that, as of the Effective Time, any Imbalance of any Gas exists such that Seller or its Affiliates is owed by a Carrier any Gas in-kind or any payment for Gas, the Purchase Price shall be adjusted upward by an amount equal to the actual amount received from such Carrier if such Carrier has cashed out the Imbalance, or to the extent not resolved by such cashout above and Seller or its Affiliates did not receive cashout from such Carrier, (i) the amount, measured in MMBtus, of such Imbalance multiplied by (ii) the Gas Daily Average for the month immediately preceding the Effective Time.

2.                                      To the extent that, as of the Effective Time, any Imbalance of any Gas exists such that Seller or its Affiliates owes a Carrier any Gas in-kind or any payment for Gas, the Purchase Price shall be adjusted downward by an amount equal to the actual amount paid to such Carrier if such Carrier has cashed out the Imbalance, or to the extent not resolved by such cashout above, (i) the amount, measured in MMBtus, of such Imbalance multiplied by (ii) the Gas Daily Average for the month immediately preceding the Effective Time.

3.                                      To the extent that, as of the Effective Time, any Well Imbalance exists such that Seller is owed by any Person any Gas in-kind or any payment for Gas, the Purchase Price shall be adjusted upward by an amount equal to $3.46/Mcf.

4.                                      To the extent that, as of the Effective Time, any Well Imbalance exists such that Seller owes to any Person any Gas in-kind or any payment for Gas, the Purchase Price shall be adjusted downward by an amount equal to $3.46/Mcf.

5.                                      To the extent that, as of the Effective Time, any NGL Imbalance exists such that Seller or its Affiliates is owed by a Carrier of NGLs any NGLs in-kind or any payment for NGLs, the Purchase Price shall be adjusted upward by an amount equal to the actual amount received from such Carrier, if such Carrier has cashed out the NGL Imbalance or, to the extent such NGL Imbalance has not been cashed out and Seller or its Affiliates did not receive cashout from such Carrier, the amount that would have been received, calculated in accordance with the terms and conditions set forth in such Carrier’s tariff or in governing documents, with such Carrier if such Carrier cashed out such Imbalance.

6.                                      To the extent that, as of the Effective Time, any NGL Imbalance exists such that Seller or its Affiliates owes to a Carrier of NGLs any NGLs in-kind or any payment for NGLs, the Purchase Price shall be adjusted downward by an amount equal to the actual amount paid to such Carrier, if such Carrier has cashed out such NGL Imbalance or, to the extent such NGL Imbalance has not been cashed out, the amount that would have been paid, calculated in accordance with the terms and conditions set forth in such Carrier’s tariff or in governing documents, with such Carrier if such Carrier cashed out such Imbalance.

With respect to NGL Imbalances, the Parties acknowledge that it is possible for component balancing to be both positive and negative within the calculation of the NGL Imbalance, and such component balances will be netted to ascertain the NGL Imbalance.

A-1

Notwithstanding anything to the contrary, for the avoidance of doubt, no Party shall be entitled to double recovery through an adjustment to the Purchase Price for any Imbalance amounts that are recovered by such Party from a Third Party.

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